Exhibit 1

AGRIUM INC.

Vanscoy Potash Operations

National Instrument 43-101

Technical Report on Vanscoy

Potash Operations

Submitted to:

Agrium Inc.,

13131 Lake Fraser Drive S.E.

Calgary, Alberta, Canada

T2J 7E8

Report Date: February 15, 2012

Effective Date: December 31, 2011

Prepared by:

Erika Stoner, B.A.Sc., P.Eng.

Agrium Inc. – Vanscoy Potash Operations

#16 Agrium Road

Vanscoy, Saskatchewan S0L 3J0

Telephone: 306-683-1213

Email: Erika.Stoner@agrium.com

And

A. Dave Mackintosh, B.Sc., P.Geo.

ADM Consulting Limited

P.O. Box 32

Vanscoy, Saskatchewan S0L 3J0

Telephone: 306-668-4343

Fax: 306-242-0206

Email: admconsulting@yourlink.ca

Date & Signature Page

Dated, signed and sealed by the undersigned this 15 day of February, 2012.

“Erika Stoner”	“Signed and Sealed”
Erika Stoner, P.Eng. Superintendent, Mine Engineering Agrium, Vanscoy Potash Operations

“A.Dave Mackintosh”	“Signed and Sealed”
A.Dave Mackintosh, P.Geo. Founder, Owner, and President ADM Consulting Limited

The original author signed and sealed documents are kept in office.

The following are the signed and dated Certificate of Qualifications of the persons who prepared this report.

CERTIFICATE OF AUTHOR

I, Andrew David Mackintosh, P. Geo., with an address at Box 32, Vanscoy, Saskatchewan, Canada S0L 3J0 do hereby certify that:

I am President of ADM Consulting Limited and am one of the coauthors of the report titled “National Instrument 43-101 Technical Report on Vanscoy Potash Operations” dated February 15th, 2012 (the “Technical Report”).

I graduated with a degree in geology from the University of Saskatchewan in 1985.

I am a member of the Association of Professional Engineers and Geoscientists of Saskatchewan with permission to consult, the Canadian Institute of Mining, Metallurgy and Petroleum, the Canadian Rock Mechanics Association, and the International Society for Rock Mechanics.

I have worked as a geologist for a total of 26 years since my graduation from university.

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

I am responsible for the preparation of sections 4 through 12, 14 and 15 of the Technical Report relating to the Agrium VPO site and associated lands.

I visited the property most recently on January 27th, 2012 for the day.

I have had prior involvement with the property that is the subject of the Technical Report having worked for Agrium Inc. (“Agrium”) both as an employee from 1969 to 1996, and as a consultant since 1996. In these capacities I have visited all the conventional Saskatchewan potash mines on numerous occasions, none of which were related to this Technical Report.

As of the date hereof, to the best of my knowledge, information and belief, this Technical Report contains all scientific and technical information that is required for the purposes of NI 43-101 to be disclosed in order to make this Technical Report not misleading.

I am independent of the issuer for the purposes of NI 43-101.

I have read NI 43-101, Form 43-101F1, and the Technical Report and certify that the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101 F1.

Dated this 15th day of February 2012.

“A.Dave Mackintosh”	“Signed and Sealed”
Signature of Qualified Person

A. Dave Mackintosh, P.Geo.

The original author signed and sealed documents are kept in office.

CERTIFICATE OF AUTHOR

I, Erika Dawn Stoner, P. Eng., having an address at #16 Agrium Road, Vanscoy, Saskatchewan, Canada S0L 3J0, do hereby certify that:

I am Superintendent, Mine Engineering at Agrium’s Vanscoy Potash Operations site, and am one of the coauthors of the report titled “National Instrument 43-101 Technical Report on Vanscoy Potash Operations” dated February 15th, 2012 (the “Technical Report”).

I graduated with a degree in mine engineering from the University of British Columbia in 2000.

I am a member of the Association of Professional Engineers and Geoscientists of Saskatchewan and the Canadian Institute of Mining, Metallurgy and Petroleum.

I have worked as a mine engineer for a total of 12 years since my graduation from university.

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

I am responsible for the preparation of sections 1 through 3, 13 and 16 through 28 and the four administrative sections at the start (Date & Signature, Table of Contents, List of Tables, List of Figures and List of Illustrations) of the Technical Report relating to the Agrium VPO site and associated lands.

As of the date hereof, to the best of my knowledge, information and belief, this Technical Report contains all scientific and technical information that is required for the purposes of NI 43-101 to be disclosed in order to make this Technical Report not misleading.

I have worked on the Vanscoy Potash Operations site for 10.5 years between April 2000 through January 31st, 2012 in the areas of mine planning, underground mine geology, underground rock mechanics, mineral processing testwork, process optimization, capital projects and underground supervision.

I am not independent of the issuer for the purposes of NI 43-101.

I have read NI 43-101, Form 43-101F1, and the Technical Report, and certify that the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101F1.

Dated this 15th day of February, 2012.

“Erika Stoner”	“Signed and Sealed”
Signature of Qualified Person

Erika D. Stoner, P.Eng.

The original author signed and sealed documents are kept in office.

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List of Tables

List of Figures

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List of Illustrations

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1	SUMMARY

Through AGRIUM, a general partnership comprised of Agrium Inc., Agrium Products Inc. and Viridian Fertilizers Limited, all being wholly-owned subsidiaries of Agrium Inc, Agrium owns and operates Vanscoy Potash Operations (“VPO”), a potash mining and milling facility located in Vanscoy, Saskatchewan (southwest of Saskatoon, Figure 1-1). The operation has been in existence for over 43 years and has produced over 45 million tonnes of muriate of potash.

In this technical report, unless the context otherwise indicates, “Agrium” refers to Agrium Inc., its subsidiaries and any partnership of which Agrium and its subsidiaries are partners. Agrium is a major retailer of agricultural products and services in North and South America, a leading global wholesale producer and marketer of agricultural nutrients and the premier supplier of specialty fertilizers in North America. Agrium produces and markets all three primary groups of nutrients: nitrogen, phosphate and potash, as well as controlled-release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations, acquisitions, development, commercialization and marketing of new products and international opportunities.

To that end, Agrium is currently pursuing a material expansion of VPO. The Vanscoy Ultimate Expansion (“VAULT”) is proposed to add 1.0 mtpy of product capacity. This requires increased hoisting capacity, an increase to the underground mining fleet, a second parallel milling facility, additional compaction capacity and other enhancements to the site to support the increases.

The Saskatchewan Ministry of Energy and Resources (SMER) has granted Agrium the exclusive right to mine potash on approximately 62,395 acres (252.5 km2) of crown land pursuant to Subsurface Mineral Lease KL 114-R, last revised September 2005. The lands designated KL 114-R, that are the subject of this report, form a contiguous area in excess of 93,225 acres (377.3 km2) containing the lands subject to the Subsurface Mineral Lease KL 114-R, lands owned by Agrium, and freehold mineral rights owned by others and leased by Agrium (the “KL 114-R Lands”). Freehold mineral rights not leased by

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Agrium are not included. Agrium has also been granted the exclusive right to explore potash on approximately 55,919 acres (226.2 km2) of crown land described in Subsurface Mineral Permit KP 313 issued in April 2007, immediately south and east of the land which is the subject of KL 114-R. The lands designated KP 313, also the subject of this report, include the lands subject to the Subsurface Mineral Permit KP 313, lands owned by Agrium and freehold lands leased by Agrium (the “KP 313 Lands”). Freehold lands not covered by lease agreements are not included in the estimate. These lands are located in the Province of Saskatchewan, Canada, in the rural municipalities and National Topographic System of Canada (NTS) blocks indicated in Table 1-1.

Table 1-1: Municipal & NTS Block Locations

R.M. NAME	R.M. NUMBER	NTS BLOCK
Corman Park	344	O73B03/02
Vanscoy	345	O72O14/O15
Montrose	315	O72O14/O15

The KL 114-R Lands are located within townships 34 to 37 of ranges 7 to 9, west of the 3rd meridian. The KP 313 Lands are located within townships 33 and 34 of ranges 6 to 8, west of the 3rd meridian.

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NORTHWEST TERRITORIES / TERRITOIRES DU NORD-OUEST
LEGEND / LÉGENDE
Provincial capital / Capitale provinciale
Other populated places / Autres lieux habités
Trans-Canada Highway / La Transcanadienne
Major road / Route principale
International boundary / Frontière internationale
Provincial boundary / Limite provinciale
Scale / Échelle
75 0 75 150 225
km km
N
SASKATCHEWAN
ALBERTA
MANITOBA
CANADA
L Athabasca
Fond-du-Lac
Stony Rapids
Wollaston Lake
Cree L
Reindeer L
La Loche
Southend Reindeer
Buffalo Narrows
Churchill R
Pinehouse Lake
Sandy Bay
Île-à-la-Crosse
La Ronge
Pelican Narrows
Deschambault Lake
Montreal Lake
Meadow Lake
Cumberland House
PCS – Patience Lake
Prince Albert
Nipawin
North Saskatchewan R
North Battleford
Melfort
Tisdale
Hudson Bay
Unity
Mosaic - Colonsay
Humboldt
PCS - Cory
Saskatoon
PCS - Lanigan
Agrium - VPO
Wynyard
Canora
Kindersley
Watrous
Mosaic - Esterhazy
Outlook
Davidson
Eston
PCS - Allan
Yorkton
Melville
South Saskatchewan R
Leader
Fort Qu'Appelle
Esterhazy
Indian Head
Regina
Gull Lake
Swift Current
Moose Jaw
PCS - Rocanville
Maple Creek
Gravelbourg
Griffin
Carlyle
Shaunavon
Assiniboia
Weyburn
Carnduff
Estevan
UNITED STATES OF AMERICA
ÉTATS-UNIS D'AMÉRIQUE

© 2001. Her Majesty the Queen in Right of Canada, Natural Resources Canada.
Sa Majesté la Reine du chef du Canada, Ressources naturelles Canada.

Figure 1-1: Location of VPO & Other Conventional Saskatchewan Potash Mines

(Source — Natural Resources of Canada website)

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Canadian potash deposits are estimated to be among the largest in the world and are mostly located in a band that stretches over 700 km (450 miles) across Saskatchewan. The deposits lie diagonally across the southern plains of Saskatchewan, gently sloping from approximately 1,000 m in depth along a northwest line through Rocanville, Esterhazy and Saskatoon to more than 1,600 m in depth at Belle Plaine and up to 3,000 m in depth in North Dakota. According to Holter (1969), the known deposits are massive, with “total recoverable reserves estimated at 107 billion tonnes”.

The Prairie Evaporite Formation forms part of the Elk Point Basin, a sub-basin of the Williston Basin centred on the northwest corner of North Dakota. The deposits are all sedimentary with the potash minerals representing the final stages of evaporation of a shallow inland sea. The depositional model described by Garrett as sequential flow during evaporation, suggests the Saskatchewan Sub-Basin, the Central Alberta Sub-Basin, and the Northern Alberta Sub-Basin were cut off from the seas by the Presqu’lle barrier reef. The potash salts are confined to the Saskatchewan Sub-Basin. There are three potash members occurring in the Prairie Evaporite: the Esterhazy Member (mined at Mosaic Esterhazy and Potash Corporation of Saskatchewan (“PCS”) Rocanville Division), the Patience Lake Member (mined in the Saskatoon area) and the Belle Plaine Member, which is not currently conventionally mined. The Esterhazy Member was the first potash bearing bed to be deposited and therefore is stratigraphically the deepest. However, the Rocanville/Esterhazy area mines are shallower than the younger Patience Lake Member mines in the Saskatoon area because of their proximity to the basin edge.

The KL 114-R Lands were initially developed by the Consolidated Mining and Smelting Company of Canada Limited (C.M.& S) of Trail, British Columbia, subsequently Cominco Ltd., based on a total of 23 drill holes completed in 1964. Since then, 17 additional drill holes and numerous seismic programs have been completed over the land subject to the KL 114-R lease and the adjacent KP 313 Lands. Mineralization is a mixture of sylvite and halite, commonly referred to as sylvinite, with minor water insoluble clays. Data from all potash exploration wells drilled in the province is stored at

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the Saskatchewan Ministry of Energy and Resources (“SMER”) Subsurface Laboratory or in geodata offices in Regina.

Mining operations at the site started in 1969 in the Patience Lake Member, with site ownership eventually devolving to Cominco Fertilizers Inc. and finally to the separate entity, Agrium, in 1995. In the 43 years of mining history of the site, production has resulted in the total extraction of 133.3 million tonnes at an average grade of 24.66 % K2O and 4.68 % insolubles, yielding 45.4 million tonnes of muriate of potash.

In 2009, Agrium commissioned ADM Consulting Limited (“ADM”) to assist VPO’s personnel in the review of mine data and preparation of a technical report in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and Form 43-101F1 (the “2009 Report”). This updated technical report replaces the 2009 Report, incorporating subsequently acquired seismic and drill hole data to update Mineral Resource and Mineral Reserve estimates, all in accordance with NI 43-101 and Form 43-101F1 (June 2011) (the “2012 Report”).

For reporting purposes the KL 114-R Lands have been divided into three areas: 1) the Unitized Area containing most of the mining to date; 2) the South Block to the south and east of the shafts (currently under development); and 3) the North Expansion Block north of the Unitized Area. The KP 313 Lands have been added to this analysis as they are currently being explored and the company is progressing with its conversion to a lease.

Table 1-2 summarizes the Mineral Resource and Mineral Reserve estimates for VPO that are the subject of this 2012 Report.

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Table 1-2: Agrium VPO Mineral Resource & Mineral Reserve Summary (as of December 31, 2011)

AREA	GRADE EST. % K2O (TOTAL)	% INSOLS	MINERAL RESERVES – PROVEN (MILLIONS OF TONNES)	MINERAL RESERVES – PROBABLE (MILLIONS OF TONNES)	MEASURED MINERAL RESOURCES (MILLIONS OF TONNES) (B)	INDICATED MINERAL RESOURCES (MILLIONS OF TONNES) (B)	INFERRED MINERAL RESOURCES (MILLIONS OF TONNES) (B)
Unitized Area (A)	24.66	4.68	60.231	0.0	0.0	0.0	0.0
South Block	22.74	4.67	5.527	15.238	168.239	28.777	11.344
North Expansion Block (A)	24.66	4.68	0.0	0.00	0.0	0.0	79.172
KP 313	25.69	5.08	0.0	0.0	0.0	84.265	27.650
TOTAL	—	—	65.758	15.238	168.239	113.042	118.166

Notes to Mineral Resource and Mineral Reserve Summary:

(A) —Grades applied from 43 year historical averages.

(B) Mineral resources that are not mineral reserves do not have demonstrated economic viability.

It is the authors’ opinions that, after reviewing the geological information available for Agrium’s VPO, the history of mining at the site, and the remarkable continuity displayed by the Prairie Evaporite Formation potash beds, that the mineral resources and mineral reserves located on the KL 114-R Lands and the KP 313 Lands can be reliably categorized as Proven and Probable Mineral Reserves, and Measured, Indicated, and Inferred Mineral Resources. Those terms are defined by the Canadian Institute of Mining and Metallurgy and Petroleum, as the CIM Definition Standards on Mineral Resources and Mineral Reserves adopted by CIM Council, as amended (June 2011). In order to further support expansion of VPO, it is recommended that exploration of the KP 313 exploration permit and the North Expansion Block, with 3D seismic coverage and additional drilling be continued.

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2	INTRODUCTION

Agrium is a major retailer of agricultural products and services in North and South America, a leading global wholesale producer and marketer of agricultural nutrients and the premier supplier of specialty fertilizers in North America. Agrium produces and markets all three primary groups of nutrients: nitrogen, phosphate and potash, as well as controlled-release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations, acquisitions, development, commercialization and marketing of new products and international opportunities.

Agrium Inc. is headquartered in Calgary, Alberta and is incorporated under the Canada Business Corporations Act and listed on the Toronto and New York stock exchanges under the symbol “AGU”. As of December 31, 2011, Agrium had sales revenue of $15.5 billion and a market capitalization of more than $10.6 billion USD, with 158 million shares (non-diluted) outstanding. As of December 31, 2011, approximately 67% of Agrium’s shareholders are in Canada and 33% are in the United States.

Agrium owns and operates Vanscoy Potash Operations (“VPO”), a potash mining and milling facility located in Vanscoy, Saskatchewan (southwest of Saskatoon). The VPO site extracts potash from the lands described in crown lease KL 114-R and is a material property to Agrium. Agrium commissioned ADM Consulting Limited (“ADM”) to assist VPO’s personnel in the review of mine data and preparation of this technical report in accordance with NI 43-101 and Form 43-101F1. The report is prepared in support of the announced site expansion, the Vanscoy Ultimate Expansion (“VAULT”), which represents a material change in relation to Agrium.

VAULT is proposed to add 1.0 mtpy of product capacity. This requires increased hoisting capacity, an increase to the underground mining fleet, a second parallel milling facility, additional compaction capacity and other enhancements to the site to support the increases.

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Information contributing to the report includes:

•	Original drill hole reports;

•	Original engineering study documents;

•	Geological data gathered over the life of the VPO operations including new drill holes, seismic information and underground sampling programs;

•	43 years of production data.

This technical report is coauthored by A. Dave Mackintosh of ADM and Erika Stoner. ADM is based out of Vanscoy, SK and was founded in 1996 as a private consulting firm. A.Dave Mackintosh, P.Geo. is the founder, owner and president of ADM. Mr. Mackintosh is registered with the Association of Professional Engineers and Geoscientists of Saskatchewan (APEGS) (member #9717) and holds a “Certificate of Authorization” (#C845) and a “Permission to Consult” in the field of geology and mining of evaporates (including rock mechanics, equipment selection, feasibility studies and resource/reserve estimation). Having worked for Cominco and Agrium at VPO from 1969 to 1996, Mr. Mackintosh is intimately familiar with the geology and mining operations and is well qualified to assist in the preparation of this technical report. Erika Stoner, P.Eng. is the Superintendent, Mine Engineering at the VPO site and is a registered member with APEGS (member #12527). Ms. Stoner has worked for Agrium for 11 years, 10 years at the VPO site in various roles within the organization. As required by NI 43-101, the authors have visited the VPO site on numerous occasions. In 2011, Mr. Mackintosh spent 293 hours on site. In 2011, Ms. Stoner worked full time on site.

In August, 2000, the CIM Council adopted the Definitions and Guidelines prepared by the CIM Standing Committee On Reserve Definitions. The definitions for “mineral resource” and “mineral reserve” as described in the CIM Standards for Mineral Resources and Reserves are now those required in National Instrument 43-101 Standards of Disclosure for Mineral Projects. These definitions, as revised and adopted by CIM in

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December 2005 form the basis for this report. The report is compiled in accordance with NI 43-101. Reported Mineral Resources and Mineral Reserves are in-situ tonnes. Additional definitions referenced in this technical report can be found in Table 2-1.

Table 2-1: Definitions & Common Terms

Term	Formula	Definition

Carnallite	KCl.MgCl2.6H2O	An undesirable potassium and magnesium salt containing water in the molecule

Collapse Feature		Removal or dissolution of portions of the Prairie Evaporite resulting in the collapse or down faulting of bedding above.

Halite	NaCl	Common table salt — a waste product

Indicated Mineral Resource	CIM Definition	That part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

Inferred Mineral Resource	CIM Definition	That part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

Insolubles		Undesirable water insoluble impurities, predominately dolomite, anhydrite and quartz

Leached Area		An area where the potash and/or carnallitic mineralization has been removed due to percolation of waters under-saturated with respect to the minerals removed. Bedding normally remains intact.

Measured Mineral Resource	CIM Definition	That part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

Mineral Resource	CIM Definition	A concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

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Term	Formula	Definition
Mineral Reserve	CIM Definition	The economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

K2O		Potassium Oxide — commonly used to indicate product quality and grade. 100% KCl is equivalent of 63% K2O. Reported as total K2O.

Probable Mineral Reserve	CIM Definition	The economically mineable part of an Indicated and, in some circumstances, a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

Proven Mineral Reserve	CIM Definition	The economically mineable part of a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

Qualified Person	CIM Definition	An individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; has experience relevant to the subject matter of the mineral project and the technical report; and is a member or licensee in good standing of a professional association.

Seismic acquisition		Geophysical technique for determining subsurface features through the application of a surface energy source and recording reflections from geological features. 2D utilizes energy and recording locations along single widely spaced lines. 3D utilizes energy and recording locations on a closely spaced grid.

Seismic anomaly		A structural change in the natural, uniformly bedded geology, primarily at the top of the Prairie Evaporite identified using seismic techniques.

Sylvinite		A mix of halite and sylvite commonly referred to as “ore”

Sylvite	KCI	Potassium Chloride — the saleable product. Commonly referred to as potash or muriate of potash.

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3	RELIANCE ON OTHER EXPERTS

This report has been prepared by Agrium with the assistance of ADM. The findings and conclusions are based on information arising from a 43 year history of successful mining operations, drill hole assay data, underground sampling programs, and detailed seismic evaluation. Although seismic acquisition and exploration drilling programs used in preparing Mineral Resource and Mineral Reserve estimates are completed in conjunction with independent consultants as discussed below, the resulting information has been verified by Agrium Qualified Persons. ADM has provided geological assistance with drill hole programs including core descriptions, sampling and preparing Mineral Resource and Mineral Reserve estimates.

Seismic acquisition and interpretation to identify anomalous features has been managed by Boyd Exploration Consultants Ltd. of Calgary, Alberta. An estimate of tonnage lost to such features has contributed to the development, over the last 43 years, of an “all encompassing” historic extraction ratio.

Maptek Pty. Ltd. Vulcan software was used to create a 3D block model to estimate grades and tonnages for the different lease areas. Ms. Jennifer Braun of VPO aided in the creation of maps and estimates used in this 2012 Report.

Under the direction of Ms. Erika Stoner, the following Agrium personnel have contributed to the preparation of the 2012 Report. Mr. Kevin Martina, former Senior Supervisor, Metallurgy, VPO and Mr. James Davidson, Specialist, Process, VPO, provided details of the milling process and mine site laboratory methods used in VPO determined assays. Mr. John Sundquist, Manager of Environment, Health and Safety, VPO provided information related to operating permits, environmental permitting, bonding and disposal requirements. Mr. Scott Warren, Supervisor, Engineering, VPO provided information related to infrastructure and upgrade plans. Mr. Emmanuel Strang, Team Leader Finance and Information Technology, VPO and Mr. Tony Mann, Business Analyst, Potash, provided the financial outlooks and documentation on royalties, taxes and costs. Mr. Greg Niemack, Director of Potash Marketing, and Mr. Don Lauweryssen, ,Director, Industry & Market Intelligence, provided marketing data and respective

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outlooks. Mr. Alex Watson, Project Director, VAULT, Mrs. Cathie Morrison, VAULT Accountant III and Mr. Syed Hasnain, Engineer-in-Training II, VAULT Utilities & Offsites & Enabling Projects, assisted with detailed VAULT related information. The authors take responsibility for the sections as listed in their certificates on pages 3 and 4 of this 2012 Report.

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4	PROPERTY DESCRIPTION AND LOCATION

VPO is located on the KL 114-R Lands in townships 34 to 37 of ranges 7 to 9, west of the 3rd meridian, approximately 25 km south west of Saskatoon, Saskatchewan, Canada and is an operating underground potash mining and milling facility with over 43 years of production history. The KP 313 Lands are located within townships 33 and 34 of ranges 6 to 8, west of the 3rd meridian. Figure 4-1 shows the location of VPO, the KL 114-R Lands and the KP 313 Lands with respect to surrounding towns, villages, lakes, rivers, railways and provincial highways, as well as NTS block designations. Table 4-1 lists the rural municipalities, municipal number and NTS block designations covered by the KL 114-R Lands and the KP 313 Lands and the legal land description containing the mine site.

Table 4-1: Municipal, NTS Block Locations & Minesite Legal Land Location

R.M. NAME	R.M. NUMBER	NTS BLOCK	MINE SITE LOCATION
Corman Park	344	O73B03/02	n/a
Vanscoy	345	O72O14/O15	16-35-8W3
Montrose	315	O72O14/O15	n/a

The KL 114-R Lands, form one large contiguous area in excess of 93,225 acres (37,727 Ha). The surface township and range grids were legally surveyed during the initial land survey of western Canada, generally between 1879 and 1884, and are the basis for the selection of the KL 114-R boundary.

Within the KL 114-R Lands, the Crown lands, as granted by SMER under the Saskatchewan Subsurface Mineral Regulations (1960), are leased for an initial term of twenty-one years, renewable for successive twenty-one year terms upon written application of the lessee. As per section 20(1) of Subsurface Mineral Regulations, 1960, the lease rental is payable annually in advance at the rate of $2/acre or fraction thereof. The lease and schedule of lands are included in Section 30 (see Illustration 28-1).

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Figure 4-1: Location Map

Figure 4-2 shows the location of the KL 114-R lease and the KP 313 permit in relation to adjacent dispositions. Other than the PCS Cory lease, KL 103-R, containing the Cory Division Mine site and tailings management area, the surrounding dispositions are all potash exploration permits. An agreement between Agrium and PCS provides a one-half mile (800 m) common pillar between the operations at the northern boundary. According to the PCS Cory Division NI 43-101 report filed in February 2010, the mine has been in existence since 1968 and has produced over 26 million tonnes of product from over 80 million tonnes of ore mined, grading 23.2% K2O equivalent at an average extraction rate of 27% to December 31, 2009. Exploration on remaining adjacent dispositions is limited to widely spaced wildcat drilling or limited seismic surveys with no known mineral resource estimates.

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The Upper Patience Lake Member mined at VPO is present throughout the lease and is categorized as Mineral Reserves and Mineral Resources depending on the definition of the area and the existence of 3D seismic and drill hole coverage. For reporting purposes the KL 114-R Lands have been divided into three areas referred to as the Unitized Area, the South Block, and the North Expansion Block as shown in Figure 4-3. The KP 313 Lands are also included in this report as they are held by the issuer and make up a fourth area, south and east of the current South Block. Formalized royalty agreements exist for the Unitized Area and it is defined as a mining unit where the stakeholders will receive a royalty payment based on their percentage ownership of the mineral rights contained in the unit, no matter where in the unit mining is taking place. It is a vehicle for providing the Crown with a more predictable and uniform royalty income stream. The approximate areas for each are shown in Table 4-2. All freehold mineral rights in the South Block have been leased and are secured for mining. The freehold mineral rights in the North Expansion Block and the KP 313 Lands are in the process of being secured.

Figure 4-2: Adjacent Dispositions

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NORTH
EXPANSION
BLOCK
ASQUITH
SASKATOON
CPR
CNR
HWY 672
HWY 684
HWY 14
RICE
LAKE
UNITIZED
BLOCK
HWY 7
CNR
HWY 60
MOON LAKE
VALLEY RD.
VANSCOY
SOUTH BLOCK
DELISLE
HWY 766
PIKE LAKE
HWY 7
CNR
HWY 673
CNR
KP 313
Agrium
VANSCOY POTASH OPERATIONS
DATE: 04-Jan-2012
SCALE: 1:210000
4000 0 2000 4000 6000 8000 10000
Metres
LEGEND
HIGHWAYS
RAILWAYS
AGRIUM SURFACE OWNERSHIP
TAILINGS AREA
RIVERS & LAKES
CITIES, TOWNS, VILLAGES

FIGURE 4.3
MINE WORKINGS, LEASE BOUNDARY AND AREAS

Figure 4-3: Mine Workings, Lease Boundary & Areas

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Table 4-2: Area of KL 114-R & KP 313 Subdivisions & Mineral Rights

KL 114-R	AREA (ACRES)	CROWN LANDS (ACRES)	FREEHOLD LANDS (ACRES)	FREEHOLD –LEASED LANDS (ACRES)	AGRIUM LANDS (ACRES)
UNITIZED AREA	31,473	19,906	0	0	11,569
SOUTH BLOCK	43,919	40724	0	3036	159
NORTH EXPANSION BLOCK	17,812	7751	9742	319	0
TOTAL LEASE	93,225	68381	9742	3355	11728
KP 313 (A)	16431	15988	427	16	0

A)	Areas reported for KP 313 Lands only include areas within VPO’s defined Mineral Resource boundaries. The area of the entire KP 313 Lands is much larger than this.

Agrium owns the surface rights to 7,200 acres (2,914 Ha.) of land to accommodate the processing facility, tailings management area and provide a surrounding buffer. Useable farm land is rented to local farmers. In addition to the four reporting areas, Figure 4-3 also shows the location of existing mine workings, the relative areas, the tailings management area, and owned surface rights with respect to the lease boundary and surrounding infrastructure. Required permits for operation include the Subsurface Mineral Lease Agreement, Potash Unitization Agreement, Mine Hoist Operating Certificate, Approval to Operate a Pollutant Control Facility, Approval to Dispose of Waste Brine and the Approved Decommissioning and Reclamation Report, all of which are included in Item 28, Illustrations — Illustration 28-2.

Operating Saskatchewan potash mines contribute to an irrevocable line of credit for short term decommissioning and rehabilitation costs. Agrium currently has an irrevocable letter of credit for $1,000,000 with the province of Saskatchewan as the beneficiary as well as a trust fund with a balance of $146,084 (as of Nov 31, 2011). The purpose of this fund is to cover short term costs should a company walk away from a site without proper decommissioning. An update to the site Decommissioning and Reclamation plan was due for submission to the Ministry of Environment in July 2011 and was submitted. To date, the government has not responded to the submission formally. The qualifying acceptance letter from the government for the previous submission is shown in Illustration 28-2.

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The KL 114-R Lands and KP 313 Lands encompass mineral rights held by Agrium, the Crown and various freehold interests. Since 2009, all outstanding freehold rights in the South Block have been negotiated and secured by the company. Similar leasing programs are ongoing for the North Expansion Block and the KP 313 Lands. The freehold interests in the KP 313 Lands and the North Expansion Block not yet under lease to Agrium are shown in Figure 4-4. Agreements for these lands must be in place before mining is undertaken.

Surface rights in Saskatchewan are separate titles from subsurface mineral rights. Agrium owns surface rights associated with the KL 114-R Lands totalling 7200 acres (2914 Ha.) including the mine site, tailings management area and a suitable environmental buffer. In order to carry out any exploration activity at the surface on other lands, be it a seismic survey or preparing a well site, access must be obtained from the surface land owner. 3D seismic surveys are carried out over planned mining areas on a regular basis and are shot in advance of mining to define major collapse features so they can be avoided by mine planning. Figure 4-5 shows the owned surface rights and the relationship to the location of tails management areas, lease boundaries and infrastructure.

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NORTH
EXPANSION
BLOCK
UNITIZED
BLOCK
SOUTH BLOCK
KP 313
ASQUITH
SASKATOON
VANSCOY
DELISLE
RICE
LAKE
MOON LAKE
PIKE LAKE
HWY 672
HWY 14
HWY 673
HWY 684
HWY 7
HWY 60
HWY 766
VALLEY RD
CPR
CNR
LEGEND
KL 114-R LEASE
UNITIZED AREA
KP 313 PERMIT
HIGHWAYS
RAILWAYS
FREEHOLD-LEASED MINERAL RIGHTS
FREEHOLD MINERAL RIGHTS
PARTIAL MINERAL RIGHTS
RIVERS & LAKES
CITIES, TOWNS, VILLAGES
Agrium
VANSCOY POTASH OPERATIONS
Figure 4.4
FREEHOLD SUBSURFACE MINERAL RIGHTS
DATE: 18-Jan-2012
SCALE: 1:210000
4000
0
2000
4000
6000
8000
10000
Metres

Figure 4-4: Freehold Subsurface Mineral Rights

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Figure 4-5: Surface Ownership

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5	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

Agrium’s VPO is located in the Saskatchewan Plains Region, which has elevations between 300 m and 600 m above sea level. Land use is almost totally agricultural, largely in cropland with some unimproved pasture and southern woodland. Prairie winters are long and cold with short, warm summers. Average daily mean temperatures range between -16°C in January to +20°C in July. Mean annual precipitation averages 430 mm with the majority occurring in the summer months. Winds are predominantly from the northwest throughout the year with mean annual wind speeds of 20 km/hr.

The Agrium lease is accessible by the Saskatchewan highway and municipal grid road system. Although grid roads may not have been built in all areas, a 20 m road allowance is provided every one mile (1.6 km) in an east-west direction and every two miles (3.2 km) in the north-south direction. The mine site is serviced by both national railways through one common spur line from the north of the lease. Services are provided by Saskatchewan public utilities with a dedicated 72 KVA electrical power transmission service and natural gas pipelines. Plans to upgrade the electrical power supply to 138 KVA are in place and construction has commenced. Fresh water, provided by SaskWater, is delivered via pipeline from the South Saskatchewan River.

Mining and milling operations continue year round, utilizing a work force that commutes from nearby cities and towns or comes from the local farming community. The closest major population centre is Saskatoon, approximately 25 km northeast of the mine site. All operating licenses required by the provincial government, and permits to operate a tailings area or waste management facility, have been obtained. Two deep disposal wells are utilized to dispose of excess brines into the Deadwood Formation at depths in excess of 1,500 m.

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6	HISTORY

Imperial Oil first discovered potash in south-eastern Saskatchewan in 1942 during oil exploration activity in Norcanoils Radville No. 1 in 16-36-5-19-W2. It was again recognized in Ogema No. 1 in 4-24-7 23-W2 in 1943. The beds were at 2,333 m and 2,264 m respectively and were not considered of commercial interest due to relative depth. In 1946, 3.35 m of potash grading 21.6% K2O was found at 1,056 m near Unity and commercial production was considered. In 1950, when oil exploration companies started routinely running gamma logs, the existence of potash rich beds over a vast area in southern Saskatchewan was indicated.

When interest in exploration for potash peaked in the 1950s and 1960s it consisted of widely spaced, oil exploration type drill holes, accompanied by 2D seismic surveys. Seismic lines were often on one mile (1.6 km) by one mile or one mile by two mile (3.2 km) grids. Technology at the time was such that these surveys did nothing more than indicate the continuity of the Prairie Evaporite formation.

Cominco (“C.M.&S.”) carried out an exploration program in 1964, drilling 23 holes in the vicinity of Vanscoy, Delisle, and Asquith, Saskatchewan. Drilling was carried out by Canamerican Drilling Corporation under the engineering supervision of E.D. Bietz of J.C. Sproule and Associates. Well site geological supervision was conducted by Dr. W.J. Pearson and D.M. Lane of C.M.&S. A 2D seismic survey carried out by Century Geophysical Corporation, also in 1964, covered township 35, ranges 8, 9 and the south half of range 7, and township 34 west half of range 7, range 8, and east half of range 9 on a 2 mile line spacing. The layouts of the original 23 drill holes and 2D seismic lines are shown in Figure 6-1.

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ASQUITH
SASKATOON
VANSCOY
DELISLE
CPR
CNR
HWY 7
HWY 14
HWY 672
HWY 673
HWY 60
HWY 762
VALLEY 23
BRIGHTWATER
RICE LAKE
EAGLE CREEK
MOON LAKE
PIKE LAKE
Agrium
VANSCOY POTASH OPERATIONS
DATE: 04-Jan-2012
SCALE: 1:230000
4000 0 2000 4000 6000 8000 10000
Metres
LEGEND
COMINCO EXPLORATION DRILLING PROGRAM 1964
2D SEISMIC
LEASE AREA KL-114
PERMIT AREA KP-313
HIGHWAYS
RAILWAYS
RIVERS & LAKES
CITIES, TOWNS, VILLAGES

FIGURE 6.1
ORIGINAL EXPLORATION PROGRAM

Figure 6-1: Original Exploration Program

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Of the 23 drill holes, one hole (V4-30-35-8-W3), penetrated a major solution collapse feature where, although the Prairie Evaporite Formation is present, the potash beds are not. Stearns-Roger Canada Ltd. along with J.T. Boyd and Associates carried out an engineering study in 1965, and using the remaining 22 drill holes, indicated a “reserve of 771,758,328 tons grading 28.55 % K2O with 6.1 % insolubles, using an average mining thickness of 10.2 ft on 25,970 acres” (excerpt from Stearns-Roger Canada Ltd. engineering study, 1965). The cover letter from the Stearns-Roger engineering study is included in Illustration 28-3. A similar capital and operating cost estimate was also completed by Kilborn Engineering Ltd. in December 1965, and the mine went into production under C.M.&S. ownership in early 1969. The reader is cautioned that the term “reserve” used for the 1964 estimate of 771 million tonnes does not comply with the current CIM Standards and Definitions as they were not in use at that time. It appears that the Stearns-Roger’s estimate reported all potential resources as reserves, which varies from the definition of mineral reserves under current CIM Standards and Definitions. A detailed listing of the drill hole data is shown in Table 10-1, Table 10-2 and Table 10-3 of Item 10, Drilling. The historical assays have been relied upon to develop mine plans and forecasts for the past 43 years, and have been included in recent block models. Given the 43 years of successful operation and the recent block model verifications of utilizing the original drill hole assays, ADM and Agrium are confident in the use of historical drill hole assays in the calculation of current mineral resources and mineral reserves.

In 1993, Cominco Fertilizers Ltd. was formed as a separate entity from Cominco. In 1995 all Cominco involvement in Cominco Fertilizers Ltd. ceased and shares were transferred to the new entity, Agrium Inc.

In the site history, lease expansions occurred in 1993 and 2005 to enlarge the total area available for extraction. The 2005 lease expansion included lapsed exploration permit areas to the north of the mining area, now referred to as the North Expansion Block. This brought three additional drill holes into the lease area. The three exploration wells – 16-6-37-8-W3 by National Potash Co., 13-1-37-8-W3 by Christie, Mitchell Oil, and 13-22-

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31

36-8-W3 by Freeport Sulphur – were completed in 1955 and 1957. No known resource estimates have been found in the records for the North Expansion Block.

In April 2007, Agrium was granted exclusive exploration rights to 55,919 acres (226.2 km2) immediately south and east of the KL114-R Lands, referred to as Subsurface Exploration Permit KP 313.

In the past 43 years of operating life fourteen additional drill holes and numerous 2D and 3D seismic programs have contributed to the understanding of the Prairie Evaporite Formation. Production from the KL 114-R Lands to December 31, 2011 was 45.4 million tonnes of muriate of potash from 133.3 million tonnes hoisted.

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7	GEOLOGICAL SETTING AND MINERALIZATION

Canadian potash deposits are estimated to be among the largest in the world, stretching some 720 km (450 miles) across Saskatchewan. The deposits lie diagonally across the southern plains of Saskatchewan gently dipping from approximately 1,000 m depth along a northwest line through Rocanville, Esterhazy and Saskatoon to more than 1,600 m depth at Belle Plaine and up to 3,000 m depth in North Dakota. According to Holter (1969), the known deposits are massive, with “total recoverable reserves estimated at 107 billion tonnes”. The reader is cautioned that the term “recoverable reserves” does not follow any current CIM Definitions.

The deposit is unique in the world in that the mineralization covers such a vast area. The same beds mined on the west side of Saskatoon are mined over 100 km to the east and can be traced into Manitoba, North Dakota, and Montana. Despite this remarkable continuity, potash deposits are not without interruption. Solution activity over geological time has resulted in barren or collapse features that have the potential to introduce water to the mining level from overlying formations. Exploration programs use 3D seismic techniques to locate such collapses so they can be avoided in mining operations. While useful in locating major collapse features, there is not enough contrast between the salt and the potash to be able to identify the actual potash beds using these seismic techniques. Additionally, changes in amplitude of the overlying rocks can give an indication of porosity and potential water bearing zones, and structural changes at the top and bottom of the salt can be readily identified. Structural changes at the top, particularly those resulting in down-faulting of formations above, will identify major mine threatening features (such as those resulting in major water inflows at the then Potash Company of America Patience Lake mine, now PCS Patience Lake Division, and at the PCS Rocanville Division mine). Collapse features happening within the salt pile during or shortly after deposition are generally not mine threatening although they are a nuisance and an extra cost when encountered in main entry development. They cannot be identified using seismic techniques but are known to occur around the edges of highs in

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the rocks below the salt. Although it is known that these features occur around the edges, their exact location cannot be determined.

The Prairie Evaporite Formation forms part of the Elk Point Basin, a sub-basin of the Williston Basin centred on the northwest corner of North Dakota. The deposits are all sedimentary with the potash minerals representing the final stages of evaporation of a shallow inland sea. The depositional model described by Garrett as sequential flow during evaporation, suggests the Saskatchewan Sub-Basin, the Central Alberta Sub-Basin, and the Northern Alberta Sub-Basin were cut off from the seas by the Presqu’lle barrier reef. Periodic ruptures or overflowing of the reef due to tectonic changes allowed sea water into the evaporating Elk Point Basin. Similar barriers at the Peace River Arch and the Meadow Lake Escarpment further restricted the amounts of water passing through into the Central Alberta and Saskatchewan Sub-Basins. By the time brines made it into Saskatchewan, most of the salt (halite) had been deposited in Alberta and the brines were highly concentrated in potash and carnallitic salts. The potash salts are confined to the Saskatchewan Sub-Basin.

The Prairie Evaporite Formation, deposited on the Winnipegosis Formation (limestone), varies in thickness from 120 m (400 ft) to over 210 m (700 ft) and is overlain by the 2nd Red Bed unit, the lower shale member of the Dawson Bay Formation (limestone).

There are four main potash layers in Saskatchewan. The first to be deposited was the Esterhazy Member which is the bed mined at Mosaic Esterhazy and PCS Rocanville. Above this is the White Bear Marker which is not thick enough, or of sufficient grade, to be of commercial value. This is followed by the Belle Plaine and finally the Lower and Upper Patience Lake. The Lower Patience Lake is mined by Lanigan and the Upper Patience Lake is mined by all other Saskatoon area mines. The Esterhazy Member, being the first potash bearing bed to be deposited, is stratigraphically the deepest. However, the Rocanville/Esterhazy area mines are shallower than the younger Patience Lake Member mines (Saskatoon area) because of their proximity to the basin edge.

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The typical Esterhazy Member is characterized by a distinct lack of insolubles or mud seams. The crystal size is larger than in the other members, being typically over 2 to 3 cm (1”) and there can be carnallite present in various percentages. Carnallite is a hydrated chloride of potassium and magnesium, having the chemical formula, KCl.MgCl2.6H2O. The mining zone in the Esterhazy Member is usually 2.43 m to 2.74 m thick. The Upper and Lower Patience Lake Members are characterized by a multitude of mud seams that break up the formation into a series of beds of varying thickness and are the result of numerous cycles of deposition and dissolution. The crystal size is smaller than that in the Esterhazy Member, usually averaging from 6 mm to 12 mm. Carnallite is rarely present in the Upper Patience Lake Member but can occur in the lower portions of the Lower Patience Lake. The Upper Patience Lake Member is mined using a 3.35 m mining height. The Lower Patience Lake mining zone can vary from 3.65 m to just over 5 m. The Belle Plaine Member is not conventionally mined in Saskatchewan.

The salt cover between the ore zone and the overlying 2nd Red Beds and Dawson Bay Formation varies from no cover near the evaporite edge in Manitoba to over 45 m (150 ft) in south-central Saskatchewan. Salt cover is relied upon to isolate the mining level from potential water-bearing limestone formations above the 2nd Red Beds. Similarly, the depth increases to the southwest from just over 800 m (2,600 ft) in Manitoba to over 1,200 m (4,000 ft) in south-central Saskatchewan.

The local geology of VPO characteristically mirrors the regional geology. The Upper and Lower Patience Lake and Belle Plaine Members exist throughout the KL 114-R Lands. The potash beds at the VPO site are entirely composed of sylvinite, a mixture of KCl and NaCl, and are within a stratigraphic sequence of halite beds. The Esterhazy Member does not exist in the area but is evidenced by a thin (5 cm thick) seam containing minor potash values. An idealized stratigraphic column showing the relative positions of the various members is shown in Figure 7-1. The mining zone in the KL 114-R Lands dips gently (less than 0.5°) to the southwest from roughly 500 m to 600 m below sea level. The depth below surface ranges from approximately 1,000 m (3,300 ft) in the

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35

northeast to over 1,100 m (3,600 ft) in the southwest. The salt cover ranges from 12 m (40 ft) to just under 20 m (65 ft) across the lease area. Figure 7.2 shows the local stratigraphy in relation to the mining level.

Figure 7-1: Idealized Stratigraphic Column (Source – Agrium Mine Engineering)

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Figure 7-2: Local Stratigraphy in Relation to Mining Level (Source – Agrium Mine Engineering)

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8	DEPOSIT TYPES

The potash deposit is generally a flat lying, bedded deposit dipping slightly to the southwest. It is amenable to mining using track mounted boring machines and floor or roof mounted conveyor systems and ancillary wheel mounted mining and transport equipment

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9	EXPLORATION

Exploration work other than drilling has consisted of numerous 2D and 3D seismic programs and underground channel sampling. Seismic exploration has been used to try and delineate solution collapse features to be avoided when mine planning. Initial 2D acquisition programs, on relatively sporadic time intervals, have been replaced by annual 3D programs that have recently been expanded to shoot the entire areas of interest en masse.

A regional 2D seismic program was carried out in 1964 by Century Geophysical Corporation, covering township 35 – ranges 8, 9 and the south half of range 7, and township 34 – the west half of range 7, range 8, and the east half of range 9 on a 2 mile line spacing. The original seismic lines were shown previously in Figure 6-1.

Once mining was established, exploration programs consisted of a number of 2D and 3D seismic acquisitions. These seismic programs have confirmed the continuity of the Prairie Evaporite Formation and identified features to be avoided, greatly improving the successful completion of mine development entries. 3D seismic coverage has been acquired over the entire South Block portion of the KL 114-R Lands. The portion of the lease now covered by 3D seismic data is shown in Figure 9-1. It is the opinion of the authors that in order to be categorized as a Measured Mineral Resource, both 3D seismic coverage and adequately spaced drillhole or assay data points are required.

Currently, all seismic acquisition and interpretation is exclusively managed for VPO by Boyd Exploration Consultants Ltd. and data is stored at Fugro Data Solutions in Calgary, Alberta.

In addition to drill holes and seismic programs, Agrium utilizes an underground sampling program to confirm thickness, grade and insolubles. Samples are cut by Agrium geologists and delivered by Agrium to the Saskatchewan Research Council’s (SRC) Geoanalytical Laboratory. Sample QA/QC protocol and handling procedures are detailed in Item 11 – Sample Preparation, Analyses and Security.

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ASQUITH
SASKATOON
VANSCOY
DELISLE
EAGLE CREEK
BRIE LAKE
MOON LAKE
PIKE LAKE
VALLEY RD
HWY 7
HWY 672
HWY 673
HWY 684
HWY 60
HWY 762
HWY 14
HWY 766
HWY 376
CPR
CNR

Agrium
VANSCOY POTASH OPERATIONS

FIGURE 9.1
3D SEISMIC COVERAGE

DATE: 04-Jan-2012 SCALE: 1:230000

4000 0 2000 4000 6000 8000 10000
Metres

LEGEND

- 3D SEISMIC
- LEASE AREA KL-114
- PERMIT AREA KP-313
- HIGHWAYS
- RAILWAYS
- RIVERS & LAKES
- CITIES, TOWNS, VILLAGES

Figure 9-1: 3D Seismic Coverage

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10	DRILLING

The 1964 exploration program consisted of laying out drill holes spaced 2 miles (3.2 km) apart on east-west lines spaced 1 mile (1.6 km) apart north-south. Each east-west starting point was offset 1 mile (1.6 km) from the line north or south of it resulting in a linear drill hole spacing of approximately 2.3 km on an offset grid in a north-east and south-west direction. The original drill holes were shown previously in Figure 6-1.

True thickness of the mining zone is reflected in the assay reports due to the fact that all holes were drilled vertically and the deposit has a very shallow dip (0.5°).

A map showing all relevant sample locations is shown in Figure 10-1.

Original C.M.&S. Drill Holes

All drilling was carried out following SMER regulations. Drilling was carried out by Canamerican Drilling Corporation under the engineering supervision of E.D. Bietz of J.C. Sproule and Associates. Well site geological supervision was conducted by Dr. W.J. Pearson and D.M. Lane of C.M.&S. The initial C.M.&S. program set a 10.75” (273 mm) diameter surface casing in a 15” (381 mm) diameter hole to a depth of 450 ft (137 m). From there, a 9” (228 mm) diameter hole was drilled to a core point just above the Prairie Evaporite Formation. Then, a 7” (177.8 mm) diameter intermediate casing was pinned into the Dawson Bay Formation. Coring was completed in a 6.125” (155 mm) diameter hole. Once complete, abandonment consisted of cementing the hole from the total depth to 150 ft (45 m) into the intermediate casing. The casing was cut off 40 ft (12 m) above the cement top and retrieved. Subsequent plugs were run from the cement top to approximately 65 ft (20 m) into the surface casing. The surface casing was then cut off 3 ft (1 m) below the surface, a cap was welded on, and the area was backfilled. A full suite of geophysical logs were run on each hole from surface to total depth.

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ASQUITH
SASKATOON
VANSCOY
DELISLE
RICE LAKE
MOON LAKE
PIKE LAKE
CPR
CNR
HWY 7
HWY 14
HWY 672
HWY 673
HWY 60
HWY 762
VALLEY 25
INJECTION WELL
3900 X-CUT
3800 X-CUT
700 X-CUT
LEGEND
COMINCO EXPLORATION DRILLING PROGRAM 1964
WILDCAT DRILLING
VPO DRILLING
2010-2011 VPO DRILLHOLES
INJECTION WELLS
CHANNEL SAMPLES
LEASE AREA KL-114
PERMIT AREA KP-313
HIGHWAYS
RAILWAYS
RIVERS & LAKES
CITIES, TOWNS, VILLAGES
Agrium
VANSCOY POTASH OPERATIONS
DATE: 18-Jan-2012
SCALE: 1:210000
4000 0 2000 4000 6000 8000 10000
Metres

FIGURE 10.1
SAMPLE LOCATIONS

Figure 10-1: Sample Locations

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VPO Drill Holes

In 1989, hole 2-16-36-8-W3 in the Unitized Area was drilled by Sebco Drilling on behalf of the issuer. Engineering and supervision was performed by Cavern Engineering Ltd., and well site geological supervision was by R.H. Brown Consulting Geologists Ltd. A 244.5 mm diameter surface casing was cemented in at 146 m depth in a 349 mm diameter drill hole. From there, a long string 177.8 mm diameter casing was cemented the full length to 979 m depth in a 222 mm diameter hole. Drill stem tests were carried out in the Mannville, Dawson Bay and Winnipegosis Formations by Baker Oil Tools, Canada. Coring was completed by A&A Coring Ltd. of Estevan, Saskatchewan. Open and cased hole logging was by Halliburton Logging Services of Lloydminister, Saskatchewan. The hole confirmed the VPO mining zone was present at 1,021 m depth. On completion, the hole was plugged back to 1,005 m, and the casing was left open for future geophysical monitoring. Since release of the 2009 Technical Report, the hole has been plugged to surface, the surface casing cut off approximately 1m below ground level, a cap welded on, and the surface restored to crop land. Assays carried out on the core confirmed a mining zone of 26.7% K2O with 5.4% insolubles.

In 1999, hole 1-24-34-8-W3 in the South Block was completed by Ensign Drilling Services Inc. on behalf of the issuer. Engineering and supervision was by Cavern Engineering Ltd. and well site geological supervision was by North Rim Exploration Consultants Ltd. A 244.5 mm diameter surface casing was installed to 150 m depth in a 349 mm diameter hole. From there, a 222.3 mm diameter well was then completed “open hole” (without casings) to 1,229 m depth with inverted oil emulsion drilling mud. Drill stem tests were carried out in the Dawson Bay Formation by Baker Oil Tools, Canada. A total of seven core sections were taken of the complete Prairie Evaporite Formation from 1,090 m to 1,214 m. Coring was carried out by Sebco Coring of Estevan, Saskatchewan. Core recovery was 94 % with the losses occurring in core 4, well below the potash zones of interest. In core 2 (1,108 m to 1,126 m), which penetrated the potash zone of interest, the recovery was 100%. A complete set of geophysical logs was run by Computalog Ltd. of Estevan, Saskatchewan. On completion the well was plugged back to surface and

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abandoned. Hole 1-24-34-8-W3 confirmed the potash beds mined at VPO existed at a depth of 1,110 m grading just over 25% K2O with 4.5% insolubles.

In 2007, hole 4-3-35-7-W3 in the South Block was drilled by Akita Drilling Ltd. on behalf of the issuer. Well site engineering and supervision was by Artisan Consulting and geological supervision of the well site was by North Rim Exploration Consultants Ltd. A 244.5 mm diameter surface casing in a 349 mm diameter hole was cemented to 145 m depth. A 177.8 mm diameter intermediate casing in a 222 mm diameter hole was pinned into the Dawson Bay Formation at 1,092 m depth. Drill stem tests were carried out in the Dawson Bay Formation by Baker Oil Tools and geophysical logging was conducted by Schlumberger. The Prairie Evaporite Formation was cored by Sebco Coring from 1,092 m through to 1,140 m depth. The well was completed “open hole” (without casing) to 1,228 m total depth. Abandonment consisted of plugging the well back to 915 m with cement, cutting off the intermediate casing and retrieving it as subsequent plugs were placed. Core was sampled by cutting out a quarter core which was sent to the SRC’s Geoanalytical Laboratory for assaying. The well confirmed the presence of the mining zone at 1,112 m, grading 28% K2O with 6% insolubles.

In 2010 and 2011, fourteen drill holes were completed on the KL-114-R Lands and the immediately adjacent, KP-313 Lands. The drilling program was managed by Barlon Engineering Group Ltd. of Calgary, Alberta. Drilling was carried out by various rigs of Ensign Energy Services Inc. A 349.0 mm hole was drilled to 165 m where a 244.5 mm surface casing was set and cemented. The main hole was drilled with a 222.0 mm diameter bit to the top of the Dawson Bay Formation at depths ranging from 1,045 m to 1,075 m. The Dawson Bay was cored to the middle of the 2nd Red Beds, providing a 101 mm diameter core from a 199 mm diameter hole. A drill stem test was then carried out over the complete Dawson Bay. The mud system was changed from brine water to invert mud in order to core the Prairie Evaporite. Two 18 m cores from the evaporite were usually sufficient to recover the potash members of interest. A 200 mm hole was then drilled to final depth, approximately 15 m into the underlying Winnipegosis Formation. The hole was logged by Baker Hughes from total depth to surface casing. Holes were

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plugged back to surface with a total of 5 cement plugs. After required gas checks, the surface casing was cut off approximately 1.5 m below ground level, a cap welded on, and the site restored to pre-drilling condition.

Drilling cutting samples were collected on 5m intervals from approximately 350 m depth to total depth with one set retained by Agrium and two sets delivered to the Saskatchewan Ministry of Energy and Resources (SMER). The evaporite core was logged and sampled on site by ADM. A quarter core was delivered by ADM to the SRC Geoanalytical laboratory in Saskatoon for assay, and the remaining three quarters core delivered to the SMER subsurface laboratory in Regina by Blackie’s Coring.

North Expansion Wildcat Drill Holes

These holes, 16-6-37-8-W3, 13-1-37-8-W3, and 13-22-36-8-W3, were drilled between 1955 and 1957. Canamerican Drilling Company completed 16-6 and 13-22 and Rio Palmer drilled 13-1. Typically, a 10.75” diameter surface casing was installed in a 13.75” or 15” diameter hole to between 360 and 400 ft. depth. From there, a 5.5” or 7” diameter intermediate casing was installed in either a 7” or 9” diameter hole into the 2nd Red Beds near 3,300 ft. depth with either cement or an anchor packer. The potash section was cored and the intermediate casing was recovered during abandonment. Of note is that the abandonment for these holes consisted of a plug from total depth to above the Dawson Bay Formation and then a series of bridge plugs to isolate formation water zones from the surface rather than completely filling the hole to surface. These three holes confirmed the presence of the mining zone within the Prairie Evaporite Formation.

Interpretation of Relevant Drilling Results

Due to rock mechanics necessities, mining on the Upper Patience Lake must take place using a distinct stratigraphic top marker commonly known as the 413 clay or mud seam. The nomenclature used at VPO refers to this seam as the top B-4 mud seam. As 3.35 m high borers are the mining machine of choice, the resource is stratigraphically rather than grade delimited. In order to maintain safe mine openings, mine openings are maintained on the B-4 seam through regions of poor or no potash grade to access good grade areas

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on the other side. Since there are a number of active mining faces, the poor grade material can be blended with good grade to maintain a relatively uniform mill feed. Borers usually cut approximately 0.15 m (6 ”) above the mud seam to ensure all mud is removed and no loose rock develops. This dilution is incorporated into the composite grade figures listed in the following tables.

Table 10-1: Composite Grade of Original Drill Holes Over a 3.35 m Thickness

Drill Hole ID	Composite From (ft)	Composite To (ft)	Comp. % NaCl	Comp. % KCl	Comp. % Insol	Comp. % K2O
D15-32-34-8 *	3676.9	3687.9	82.2	10.3	5.9	6.5
D16-28-34-8	3653.9	3664.9	48.4	46.5	4.3	29.4
E04-11-35-9	3739.3	3750.3	52.1	38.8	7.1	24.5
E04-12-35-9	3714.1	3725.1	48.2	43.4	6.7	27.4
E04-24-35-9	3597.9	3608.9	45.5	46.2	7	29.2
E04-36-35-9	3554.2	3565.2	43.6	46	7.8	29.1
E16-22-35-9	3658.6	3669.6	46.4	47.4	5	29.9
V04-10-35-8	3532.1	3543.1	50.4	41.6	6.4	26.3
V04-18-35-8	3577.4	3588.4	52.1	40.8	5.6	25.8
V04-20-35-8	3531.8	3542.8	50.6	41.6	4.8	26.3
V04-22-35-8	3547.7	3558.7	48.8	47	3.5	29.7
V04-24-35-8 *	3541.9	3552.9	94.4	2.5	5.2	1.6
V04-28-35-8	3423.2	3434.2	51.9	44.5	2.7	28.1
V04-34-35-8	3453.2	3464.2	51.7	42.4	4.4	26.8
V11-16-35-8	3535.5	3546.5	51.5	41.3	5.6	26.1
V13-01-35-8	3594.9	3605.9	47.3	45.7	5.8	28.9
V13-11-35-8	3509.3	3520.3	47.7	45.3	5.5	28.6
V13-16-35-8	3525	3536	50.6	42	6	26.5
V13-23-35-8	3444.3	3455.3	49.5	45.8	3.9	28.9
V14-29-35-8	3437.4	3448.4	53.4	41	4.3	25.9
V16-06-35-8	3592.9	3603.9	50.8	43.4	4.3	27.4
V16-08-35-8	3555	3566	47.6	44.3	6.3	28
V04-30-35-8	No Data

Table 10-2: Composite Grade of Subsequent VPO Drill Holes (1980 – 2009) Over a 3.35 m Thickness

Drill Hole ID	Composite From (ft)	Composite To (ft)	Comp. % NaCl	Comp. % KCl	Comp. % Insol	Comp. % K2O
2-16-36-8 (1989)	1022.48	1025.81	52.3	42.2	5.4	26.7
1-24-34-8 (1999)	1110.57	1114.13	55.1	40.6	4.3	25.7
4-3-35-7 (2007)	1119.06	1122.41	49.6	44.2	6.2	27.9

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Of the fourteen drill holes completed in 2010 and 2011, four are on the KP-313 Lands. The remaining holes are in the South Block of the KL 114-R Lands and contribute to classifying much of the area as a Measured Mineral Resource. Two holes, 8-11-35-7-W3 and 13-9-34-7-W3 penetrated geologically anomalous dissolution features and did not contain an ore zone or potash grades. It must also be noted, however, that such features are usually quite limited in extent and often have an enriched potash zone around them. This is depicted by hole 1-11-35-7-W3, less than 400 m from 8-11-35-7-W3, containing over 29% K2O.

Table 10-3: Composite Grade of 2010 and 2011 Drill Holes Over a 3.35 m Thickness

Drill Hole ID	Composite From (m)	Composite To (m)	Comp. % NaCl	Comp. % KCl	Comp. % Insol	Comp. % K2O
1-21-34-7	1106.61	1109.96	50.7	43.8	5.5	27.7
1-11-35-7	1100.38	1103.73	49.5	46.5	4.0	29.4
1-15-35-7	1075.48	1078.83	64.4	28.8	6.8	18.2
1-29-34-7	1110.55	1113.9	81.4	14.4	4.2	9.1
8-7-34-7	1124.55	1127.9	66.4	30.2	3.4	19.1
8-11-35-7	n/a	n/a	n/a	n/a	n/a	n/a
13-9-34-7	n/a	n/a	n/a	n/a	n/a	n/a
13-23-34-7	1105.44	1108.79	50.8	42.4	6.8	26.8
15-28-34-8	1116.69	1120.04	51.6	43.4	5.0	27.4
16-26-34-7	1098.31	1101.66	47.4	46.4	6.2	29.3

KP-313 HOLES
4-5-34-7	1122.66	1126.01	50.9	43.1	6.0	27.2
6-3-34-7	1110.85	1114.2	55.2	39.6	5.2	25.0
12-31-34-7	1093.65	1097	57.6	38.8	3.6	24.5
13-35-33-8	1138.22	1141.57	51.8	42.3	5.9	26.7

The cores from the three historic holes in the North Expansion Block are stored at the SMER sub-surface laboratory in Regina. Two of these holes, 16-6-37-8-W3 and 13-22-36-8-W3, were intact and allowed sampling for new assays. Hole 13-1-37-8-W3 had portions of core missing, presumably for rock mechanics or metallurgical testing at some time in the past. Results obtained from the new assays are shown in Table 10-4.

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Table 10-4: Composite Grade of Available North Expansion Block Core

Drill Hole ID	Composite From (m)	Composite To (m)	Comp. % NaCl	Comp. % KCl	Comp. % Insol	Comp. % K2O

16-6-37-8	1023.27	1026.62	58	38.8	3.2	24.5
13-22-36-8	1020.69	1024.04	53.9	43.7	2.4	27.6

VPO utilizes a panel and pillar mining system that requires pre-cutting all first rooms in a mining block. Blocks are normally equivalent to a surface section, one mile by one mile (1.6 km by 1.6 km) and provide roughly five years of mining for one borer at historical productivity rates. First rooms are approximately 125 m apart. Samples are cut with an angle grinder every 200 m in the room and are submitted to the mine site analytical laboratory for assaying. Once all first rooms are cut, this rough sample grid of 200 m by 125 m provides a very good estimation of grade for production forecasting. The program is useful for day-to-day mining operations and forecasting but does not stand up to the scrutiny required by NI 43-101. Therefore, in addition to the production sampling program, a channel sampling program designed to mimic the sampling of a quarter core from a drill hole is carried out as mine development progresses. Sampling is conducted on intervals similar to an exploration drilling program spacing, such that when a 2.5 km radius circle is drawn around the data point, the overlap creates reasonable polygons for estimation. These samples are treated as drill holes and are submitted to the SRC’s Geoanalytical Laboratory for assay. Table 10-5 lists the underground samples used in estimating South Block resources.

Table 10-5: Composite Grade of South Block Channel Samples Over a 3.35 m Thickness

Channel Sample ID	Composite From (m)	Composite To (m)	Composite % NaCl	Composite % KCl	Composite % Insol	Composite % K2O
3900-x-cut	1086.1	1089.45	51.0	45.2	3.8	28.5
3603-7	1104.4	1107.75	55.3	39.8	4.9	25.1
700-x-cut	1096.0	1099.3	63.6	32.1	4.3	20.3
3901-2-x-cut	1081.2	1084.5	49.4	43.8	6.7	27.7
3800-x-cut	1102.0	1105.3	55.1	40.4	4.5	25.5
1568-1	1097.0	1100.4	50.5	44.1	5.4	27.9

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In 1985, a brine inflow occurred on the western edge of the mine in the order of 125 USGPM. Brine chemistry and flow rate have remained essentially unchanged since 1985, and it is considered a nuisance brine inflow, unlike the high volume, mine threatening inflows that have occurred at PCS Rocanville Division, Mosaic Esterhazy and PCS Patience Lake Division. The inflow is in a region where four historic drill holes produced varying amounts of water during drill stem tests carried out in the Dawson Bay formation. In 1989, Kendall (SMER Report) suggested the presence or absence of the Harris or Davidson halites of the Souris River Formation determined whether or not the Dawson Bay Formation was salt plugged or contained large quantities of brine. Where the Davidson halite was missing he suggested the Dawson Bay would have a much higher potential to produce water. Hence seismic programs always identify areas where the Davidson halite is thought to be missing and flag them as “no mining” or “high risk” areas. At VPO, the original drill holes suggested a facies change across the property from thick Davidson salt to thinner anhydrite and Kendall’s hypothesis did not raise much concern. However, a number of the 2010 and 2011 drilling program holes did produce significant amounts of water from the Dawson Bay. Although all of these holes were located in areas where the seismic programs indicated the Davidson halite was missing, several holes, in similarly indicated “no salt” areas, did not produce water. Drilling logs indicate halite beds too thin to be detected by seismic evaluation were present. As there seems to be a correlation between wet Dawson Bay and missing Souris River halites, these seismically identified regions are categorized as Indicated Mineral Resources until more evaluation of the water potential is carried out. The wet holes are shown in Table 10-6.

Table 10-6: Drill Stem Test Recovery From Wet Dawson Bay Holes

Drill Hole ID	Test Interval From (m)	Test Interval To (m)	DST Recovery (m)	DST Recovery (ft.)
12-31-34-6-W3	1032	1078	725	2378
8-11-35-7-W3	1041	1083	608	1994
1-15-35-7-W3	1016	1058	437	1433

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11	SAMPLE PREPARATION, ANALYSES AND SECURITY

Potash is considered to be a low-value bulk material and, because the core has no meaningful value to the general public, no special provisions for sample security are normally practiced by the industry. Sylvite and particularly carnallite are hygroscopic and will pick up moisture from the air. Exposure to high humidity will cause the carnallite to “self-destruct” as it will give up the six water molecules, releasing a magnesium chloride brine and residual KCl. In order to protect the core from any possible dissolution during transport and storage, the cores are often placed in plastic sleeves.

In general, the core was logged, convenient sample lengths of 0.25 m to 0.5 m were chosen based on geological changes and existing core breaks, and the intervals measured. A quarter core was removed either by cutting the core in half along the length of the sample, and one half cut into quarters, or a quarter cut out using a diamond bladed saw. The quarter core was numbered, bagged and tagged for assay purposes, and the remaining three quarters were returned to the core box.

Historic C.M.&S. Drill Holes

Core samples from the 22 historic potash exploration wells completed by C.M.&S. were sent to Core Laboratories Canada Ltd. in Calgary, Alberta for analysis. No documentation could be found to prove the lab’s certification in 1965. There is no record of any quality assurance/quality control (“QA/QC”) programs associated with the assay data. The author cannot provide an opinion as to the quality of the analysis or any QA/QC programs that may have been in place at the time. The author has no knowledge of whether or not any portion of the sample preparation was carried out by an employee, officer, or director of the predecessor to the issuer. The author can only state that the adequacy of sample preparation, security, and analytical procedures utilized when assaying the 22 historic drill holes is substantiated by the more than 133.3 million tonnes of material grading 24.7% K2O that has been produced from the area over the last 43 years.

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North Expansion Block Wildcat Holes

The cores from the three historic holes in the North Expansion Block are stored at the SMER sub-surface laboratory in Regina. Two of these holes, 16-6-37-8-W3 and 13-22-36-8-W3, were intact and allowed sampling for new assays. Assaying was carried out by SRC Geoanalytical Laboratory following accredited assaying procedures.

VPO Drill Holes

Core from the 1989 hole, 2-16-36-8-W3, was stored in the SMER sub-surface lab in Regina, Saskatchewan. Samples over the mining zone were cut from the core by ADM and samples delivered by ADM to the SRC Geoanalytical Laboratory in Saskatoon for assay.

Hole 1-24-34-8-W3 was drilled by the issuer in 1999. Sample assaying was carried out in-house at the mine site. The method used involved determining the percent NaCl by flame emission, the gravimetric determination of percent insolubles, and subtracting these from the total to determine percent KCl. The percent KCl is then multiplied by 0.63177 to convert to percent K2O. Samples are also analysed using X-Ray Fluorescence (“XRF”). In XRF analysis, the sample is ground to a fine powder, pressed into a pellet under 20,000 pounds of force and then bombarded with high energy X-rays. Each element in the sample will give off secondary X-rays, which are unique to that element. This secondary X-ray is measured as an electrical pulse and converted to a count rate. The higher the count rate the greater the concentration of the particular element. Samples were all retained and were recently submitted to the SRC’s Geoanalytical Laboratory in Saskatoon, Saskatchewan. Composite grade over 3.35m was 25.7% K2O and 4.3% insolubles.

None of the potash mine labs in Saskatchewan are certified by a standards association. If there is an issue which requires certification or verification, samples are sent to SGS Vancouver, British Columbia, who maintains their certification with the Standards Council of Canada. The Certificate of Accreditation is shown in Illustration 28-4.

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Wet chemistry methods (STPB titration) are used on a regular basis to confirm the accuracy of the X-ray machine. Control standards are also analyzed on a daily basis using the same sample preparation steps as for the unknowns. Preparation and analysis is carried out as outlined in the Saskatchewan Potash Producers Association manual and is reflected in Agrium’s Laboratory Quality Assurance Manual (see Illustration 28-5).

Hole 4-3-35-7-W3 was drilled by the issuer in 2007. Again samples were selected on intervals consistent with the stratigraphy and knowledge of the mining zone. Samples were cut from the core at the SRCs Geoanalytical Laboratory and immediately submitted for assay. Results indicate the presence of the mining zone at a depth of 1,112 m grading 27.9% K2O with 6.2% insolubles.

The 2010 and 2011 holes were all logged and sampled at the well site by ADM in a lab trailer provided by Blackie’s Coring of Estevan, Saskatchewan. Sample intervals were chosen by ADM and a quarter core cut out using a diamond saw. Sample lengths and bag labels were recorded by an employee of the issuer and checked by ADM. Before transport, a packing slip was filled out identifying the drill hole and sample numbers being transported. Samples were transported to the SRC’s Geoanalytical Laboratories in Saskatoon, Saskatchewan. The SRC is accredited by the Standards Council of Canada. Illustration 28-6 shows the Certificate of Accreditation. Transport was carried out by ADM on behalf of the issuer. The packing slip was signed by the SRC receiver and a copy returned to the issuer (see Illustration 28-7).

Upon receiving the samples, SRC acknowledged that the samples were received and issued a “Sample Shipment Receipt Notification” followed soon after by a “Sample Receipt Report” indicating a complete sample listing, including total numbers and sample labels. Examples of both are included in Illustrations 28-8 and 28-9. Samples were at all times in the possession of a responsible person.

Complete details regarding sample preparation, assaying and analytical procedures used for potash analysis by the SRC Geoanalytical Laboratories are available in Illustration 28-10.

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It is the authors’ opinion that the quality of sampling, sample preparation, security and analytical procedures associated with these results was very high.

In any future drill holes, it is anticipated that the above QA/QC procedures will be followed.

Underground Samples

Underground channel sampling programs are carried out by employees of the issuer. Samples are obtained by cutting two slots in the mine wall, approximately 5 cm apart and 3 cm deep, from approximately 15 cm above the normal mining zone down to below the normal mining height of 3.35 m. Horizontal slots are then cut across the verticals to isolate mud seams and noticeable changes in mineralogy to create blocks that are typically 7.5 to 10 cm long. The blocks are removed from the wall with a hammer and chisel. Often, a number of blocks (typically up to 3) are combined into one sample interval. The mass of material obtained for assay is very similar to that obtained from a quarter core. Figure 11-1 shows removal of the sample material, Figure 11-2 shows a portion of the sampled wall and Figure 11-3 shows the completed channel.

Figure 11-1: Removing Sample Blocks from the Mine Wall

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Figure 11-2: Section of Mine Wall with Samples Removed

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Figure 11-3: Completed Channel Sample Location

Samples are transported to the SRC Geoanalytical Laboratory by an employee of Agrium and subject to the same documentation as described earlier in this Section.

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12	DATA VERIFICATION

No data verification procedures have been applied to any historic C.M.&S. holes or wildcat holes. There is no information regarding such procedures in the drill hole files and although the core is available, in many instances there is only one quarter core remaining and this must stay intact in the SMER core archive facility. Where three quarters of the core remains the author has verbal permission for selected re-sampling. However, given the condition of the core, and that the holes are largely in the region which has produced some 133 million tonnes of ore, the author considered such verification unnecessary.

The core from the mining zone and above in hole 4-28-35-8-W3 is shown in Figure 12-1. The condition of the core is readily evident. The mining zone core is placed in plastic sleeves to prevent deterioration due to humidity fluctuations.

Figure 12-1: 4-28-35-8-W3 Core

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All samples from VPO drilled holes and underground samples are sent to the SRC GeoAnalytical Laboratory for analysis. The samples received by the SRC are then crushed, split, and a portion pulverized in a grinding mill. The remainder of the split is returned to the client. As part of their QA/QC procedures, one in every 40 samples is repeated and a comparison of these results is shown in Table 12-1. A prepared standard sample is also submitted with each batch of client samples. This is done to ensure repeatability of the analyses. The range in results is within the tolerance of the SRC’s capabilities.

Table 12-1: Comparison of SRC Repeated Samples

Sample	K2O		Insolubles
	Original	Repeated	Original	Repeated
VPO 36-16	1.9	1.8	31.5	31.4
VPO 700-11	12.3	12.4	5.8	5.9
VPO 700-19	6.5	6.2	0.1	0.2
VPO 36	1.4	1.4	12.8	12.9
VPO 38	1.8	1.8	7.6	7.6
DW33	16	16	0.1	0.1
HN-33	31.7	32.2	3.9	3.8
AS-13	22	22.1	0.5	0.5
CM-22	35.6	35.9	4.3	4.4

In addition, it has been the issuer’s practise to submit duplicate blind samples taken adjacent to the original channel location. This is done to ensure the repeatability of the sampling method. Table 12-2 compares duplicate samples submitted by VPO personnel. Given that the assay values of the VPO duplicate samples are within an acceptable tolerance, it is the opinion of the authors that the sampling method provides a sample representative of in situ K2O grades.

Table 12-2: Comparison of VPO Duplicate Channel Samples

Sample	K2O		Insolubles
	Original	Repeated	Original	Repeated
VPO 39-12	35.5	34.7	3.6	2.8
VPO 39-14	25.8	26.0	2.9	2.8
VPO 39-15	33.0	34.5	0.5	0.4

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Hole 1-24-34-8-W3 was originally assayed in 2000 by the VPO mine site lab. Retained samples were resubmitted to the SRC in 2009 for processing as indicated above. The comparison of results is shown in Figure 12-2.

Figure 12-2: Comparison of 2000 Mine Site Lab Assays & 2009 SRC Assays

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The SRC assays were carried out using Inductively Coupled Plasma (“ICP”) methods. Mine site lab samples were analysed using methods outlined in Agrium’s Laboratory Quality Assurance Manual (see Illustration 28-5). It is the opinion of the authors that the close correlation apparent between repeated and duplicated samples indicates the analysis supplied by SRC is representative of the in-situ grades.

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13	MINERAL PROCESSING AND METALLURGICAL TESTING

The original metallurgical test work was conducted during the Kilborn (December 3, 1965) and the Stearns-Roger (May 14, 1965) engineering studies for the original site owner, Cominco. A copy of the cover letter from the Stearns-Roger engineering study is included in Illustration 28-3. Although the details of this study are no longer available, its findings have been validated by the successful operation of the site since 1969. Annual production and recovery (the percentage of K2O in the ore converted to final product) data since the mine’s inception is listed in the following tables.

Table 13-1: Annual Production for VPO Mill

Year	Annual Production Tonnes	Year	Annual Production Tonnes	Year	Annual Production Tonnes	Year	Annual Production Tonnes
1969	123,555	1980	1,009,340	1991	1,028,640	2002	1,529,575
1970	161,228	1981	986,270	1992	940,107	2003	1,664,922
1971	Flood	1982	720,803	1993	910,594	2004	1,698,206
1972	84,966	1983	1,018,360	1994	1,213,023	2005	1,719,705
1973	617,368	1984	1,234,823	1995	1,359,278	2006	1,208,641
1974	601,101	1985	1,034,228	1996	924,534	2007	1,729,077
1975	770,603	1986	896,735	1997	1,481,166	2008	1,762,817
1976	593,510	1987	959,379	1998	1,584,704	2009	874,928
1977	706,960	1988	1,097,957	1999	1,486,580	2010	1,794,130
1978	877,766	1989	963,137	2000	1,515,961	2011	1,740,148
1979	830,253	1990	1,085,848	2001	1,420,134

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Table 13-2: Average Potash Recovery for VPO Mill

Year	Average Recovery (%K2O)	Year	Average Recovery (%K2O)	Year	Average Recovery (%K2O)	Year	Average Recovery (%K2O)
1969	66.00	1980	81.78	1991	91.57	2002	83.76
1970	66.85	1981	81.74	1992	90.98	2003	83.99
1971	Flood	1982	80.60	1993	90.05	2004	84.47
1972	60.69	1983	79.98	1994	89.09	2005	85.57
1973	76.44	1984	85.81	1995	89.06	2006	82.76
1974	84.26	1985	86.36	1996	86.52	2007	82.28
1975	83.02	1986	88.66	1997	87.17	2008	82.68
1976	83.37	1987	86.94	1998	84.64	2009	81.44
1977	83.04	1988	88.15	1999	82.36	2010	82.13
1978	83.01	1989	92.67	2000	79.33	2011	81.32
1979	81.94	1990	87.09	2001	79.54

Metallurgical testing continues to this day as process problems arise and sampling is conducted throughout all active areas of the mine to ensure proper representation. Such testing has identified new processes and continues to find ways of improving process performance. A detailed description of the current process and enhancements proposed with VAULT are provided in the Recovery Methods section of this report (Item 17).

Design parameters for VAULT, include a target recovery of 87%, which was historically achieved at VPO under lower tonnage pressure and expectations. There are three main factors that will drive the improved recovery. The first factor is increased efficiencies gained in the newly designed ore handling and crushing circuits. They are designed to reduce downtime due to lack of ore supply or equipment malfunctions. This aids recovery as fluctuating feed to the process unexpectedly leads to inefficiencies. The second improvement comes with the new insoluble (slimes) separation circuit. The existing slimes flotation circuit will be replaced with a more efficient hydro-classification circuit, which is similar in design to what has been deployed at other Saskatchewan potash mines. This will significantly reduce the losses of fine KCl particles but will also reduce costs with a reduction in reagent usage. The third key component is the efficient use and conservation of saturated process brine. Saturated process brine is the carrier medium in the process and if not managed properly can become unsaturated. Unsaturated process brine in turn dissolves KCl on contact and reduces the conversion to

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final product. The new circuit design maximizes brine recovery for reuse and minimizes the potential for under saturation. Increased reuse of the process brine also means that less will have to be made up which is costly as well as it requires the dissolution of KCl particles. The process and technology being used to achieve this has once again been proven at other conventional potash mines.

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14	MINERAL RESOURCE ESTIMATES

Key Assumptions and Parameters

•	Property area is based on legal land descriptions and Saskatchewan land surveys.

•	Calculated volumes are based on the standard 3.35 m mining height used at VPO.

•	Calculated tonnages are based on an in-situ density of 2 tonnes/m3.

•	Seismically determined collapse features, features encountered by mining operations and lease/seismic buffer zones have been removed from the estimate.

•

Lands that are the subject of this report and designated KL 114-R Lands and KP 313 Lands that contribute to mineral resources include Subsurface Mineral Lease KL 114-R and Subsurface Exploration Permit KP 313, lands owned by Agrium and lands leased by Agrium. Freehold lands not covered by lease agreeements are not included in the estimate. Tonnages associated with such lands will change as rights are obtained or royalty agreements are created.

•	A 150 m diameter sterilized region around all drill holes is removed from the estimate.

•

A cut-off determined by the 3.35 m mining height rather than a grade was used to determine the estimate. It is the authors’ experience that areas of low grade, referred to as leached zones, are of limited areal extent, and, where the bedding is still intact, are usually mined through to access good grade on the other side. For that reason the holes with grades less than 15% K2O have been retained in the estimate.

•	Resource estimates will not be materially affected by environmental, permitting, legal, title, taxation, socio-economic marketing and political issues.

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•

Lands within a 2.5 km circle drawn around a sample point are considered Measured Mineral Resources if accompanied by 3D seismic coverage. Lands within the 2.5 km circle but not covered by 3D are considered Indicated Mineral Resources.

•

Inferred Mineral Resources cover the remainder of the lease area. In exploration permit KP 313, Inferred Mineral Resources are those lands located between a 3.5 km circle drawn around a sample point and the 2.5 km circle delineating Indicated Mineral Resources.

•

The historical extraction ratio of 27.9 % has been applied to the in-situ tonnes to arrive at the estimates. Although not normally applied to Inferred Mineral Resources due to lack of geological information, the extraction rate has been applied to Inferred Resource tonnes in order to provide a more conservative estimate that could be used to compare mine life at various production rates. The reader is cautioned that this was done at the request of Agrium.

•	Mineral Reserves are not included in Mineral Resource estimates.

•	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

•	K2O estimates will not be materially affected by metallurgical factors and surface infrastructure.

Table 14-1 summarizes the mineral resource estimates for Agrium VPO.

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Table 14-1: Agrium VPO Mineral Resource Summary as of December 31, 2011

AREA	GRADE Est. % K2O (TOTAL)		% INSOLS		MEASURED MINERAL RESOURCES (MILLIONS OF TONNES) (B)	INDICATED MINERAL RESOURCES (MILLIONS OF TONNES) (B)	INFERRED MINERAL RESOURCES (MILLIONS OF TONNES) (B)
Unitized Area	N/A		N/A		0.0	0.0	0.0
South Block	22.7		4.7		168.2	28.8	11.3
North Expansion Block	24.4	(A)	4.7	(A)	0.0	0.0	79.2
KP 313	25.7		5.1		0.0	84.3	27.7
TOTAL	—		—		168.2	113.1	118.2

Notes to Mineral Resource summary:

(A)	— Grades applied from 43 year production history.

(B)	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

Details of the Mineral Resource calculations are shown in Illustration 28-11.

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15	MINERAL RESERVE ESTIMATES

Key Assumptions and Parameters

•	Property area is based on legal land descriptions and Saskatchewan land surveys.

•	Calculated volumes are based on the standard 3.35 m mining height used at VPO.

•	Calculated tonnages are based on an in-situ density of 2 tonnes/m3.

•	Seismically determined collapse features, features encountered by mining operations and lease/seismic buffer zones have been removed from the estimate.

•

Lands that are the subject of this report and designated KL 114-R Lands that contribute to mineral reserves include Subsurface Mineral Lease KL 114-R, lands owned by Agrium and lands leased by Agrium. Freehold lands not covered by lease agreeements are not included in the estimate. Tonnages associated with such lands will change as rights are obtained or royalty agreements are created.

•	A 150 m diameter sterilized region around all drill holes is removed from the estimate.

•

A cut-off determined by the 3.35 m mining height rather than a grade was used to determine the estimate. It is the authors’ experience that areas of low grade, referred to as leached zones, are of limited areal extent, and, where the bedding is still intact, are usually mined through to access good grade on the other side. For that reason the two historic holes with grades less than 15% K2O have been retained in the estimate.

•	Reserve estimates will not be materially affected by environmental, permitting, legal, title, taxation, socio-economic marketing and political issues.

•	For this deposit, lands within 1 mile (1,600 m) of mine development are considered a Probable Mineral Reserve.

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•

For this deposit, tonnes within a production block remaining once the first rooms of panels are completed and there is no question of the tonnes and grade available are considered to be Proven Mineral Reserves.

•

For this deposit, all lands within the Unitized Area are considered a Mineral Reserve since no matter where in the unit mining is taking place, the stakeholders will receive a royalty payment based on their percentage ownership. In defining a unit, mining companies have every expectation of successfully obtaining a tonnage based on extraction rate and some allowance for geological disturbances and mining contingencies. The Unitized Area boundaries were created to retain the same percentage Crown ownership in the unit as in the township. As a result of the unit/lease boundary and past mining, some areas have been made inaccessible to future mining and have been removed from the estimate.

•	The historical extraction ratio of 27.9 % has been applied to the in-situ tonnes to arrive at the estimates. Mineral Reserves are not included in Mineral Resource estimates.

•	K2O estimates will not be materially affected by metallurgical factors and surface infrastructure.

Table 15-1 summarizes the mineral reserve estimates for Agrium VPO.

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Table 15-1: Agrium VPO Mineral Reserve Summary as of December 31, 2011

AREA	GRADE EST. % K2O (TOTAL)		% INSOLS		MINERAL RESERVES – PROVEN (MILLIONS OF TONNES)	MINERAL RESERVES – PROBABLE (MILLIONS OF TONNES)
Unitized Area	24.4	(A)	4.7	(A)	60.2	0.0
South Block	22.7		4.7		5.5	15.2
North Expansion Block	N/A		N/A		0.0	0.0
KP 313	N/A		N/A
TOTAL	—		—		65.7	15.2

Notes to Mineral Reserve summary:

(A)—Grades applied from 43 year production history.

Details of the Mineral Resource and Mineral Reserve calculations are shown in Illustration 28-11.

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16	MINING METHODS

In the mine, borer style miners such as the one shown in Figure 16-1 are used to mechanically excavate the rock and load it directly onto a series of interconnected conveyor belts. The broken ore is then transported to #1 Shaft where it is hoisted from underground to surface at a capacity of 1050 tph and fed to the mill. The mine is accessed using a fleet of 4x4 trucks and a network of roads that stretches 11 km north, 11 km south and 8 km east of #1 Shaft. The borer miners are 3.35 m high, 5.5 m wide and use two, three armed rotors to cut the rock. The miners can advance at about 30 cm (1 ft) per minute and will mine tunnels up to 2,200 m long and 10.2 m wide. The potash ore being mined contains about 40% potassium chloride (potash), 55% sodium chloride (common salt) and 5% clay.

Figure 16-1: Borer Miner

Mine excavations generally fall into two classes:

Entry systems are used to house conveyor belts, serve as travelways, provide ventilation routing for fresh and exhaust air and are designed to remain open for many years, provided that scaling and other maintenance programs are performed.

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Production panels are cut to extract ore from the mine as quickly and efficiently as possible.

Entry systems are cut using a single pass five room system where the outside two rooms are designed to fail and cave in. These are called relief drifts as they provide stress-relief for the central, protected rooms. The protected entries typically include two travelways which are used to access the mining areas and provide ventilation, and one conveyor belt entry which is used to transport ore from the mining machines to #1 Shaft. Figure 16-2 shows a typical entry system that would be used to access the mine.

Figure 16-2: Typical Entry System

Production panels consist of a set of five rooms cut double-wide. These rooms are cut in a sequence from left to right with a two month delay between consecutive rooms in each panel. Mining is completed sequentially within three panels at the same time to ensure adequate relief between adjacent rooms in each panel. The first room in each panel is important to establish relief for the remaining four rooms in the panel. Sometimes, the ground conditions dictate that the first room cannot be double-passed and the layout of the remaining rooms in the panel is adjusted accordingly. Typically rooms within these panels will fail and cave in within a period of months after being cut. Maintaining a

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long-term opening in these rooms is not a priority provided employee safety is maintained while the room is being worked in. The purpose of production panels is to remove potash ore from the mine as quickly and efficiently as possible. Subsequent production panels are laid out with a 45m pillar between the room 5 and room 1 of the following panel. This results in an overall planned extraction rate of 41.5%. Figure 16-3 shows a typical five room production panel.

Figure 16-3: Typical Production Panel

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17	RECOVERY METHODS

Significant changes to the processing facility are proposed as part of the VAULT expansion. The annual production rate will be increased to 2,800,000 tonnes from the existing 1,800,000 tonnes of product. The circuit will be designed to process a range of ore grades between 22.0% K2O to 25.5 % K2O, with an average expected grade of 24.6% K2O. The nominal milling rate will be 1,084 tonnes per hour (operating 24 hours per day). VPO produces an agricultural grade muriate of potash with an average product grade of 60.5% K2O (the product grade must exceed 60.0% K2O to achieve the product specification). The design product split will be 75% premium (2,100,000 tonnes per annum) and 25% non-premium (700,000 tonnes per annum). Industry proven technology with a minimum of one year of successful use within the potash industry will be used in the design to improve the recovery to 87%.

The increased production and recovery will be accomplished by modifying the existing circuits by installing new crushing, attrition scrubbing, slimes separation and brine handling circuits and installing additional flotation and compaction circuit capacity. There will also be enhancements to the existing crystallization and loadout circuits. Below is a synopsis of the new concentrator process.

Concentrator Processing Steps

Ore Storage

The ore will be hoisted from underground at a nominal rate of 1,800 tonnes per hour (typically operating for 16 hours per day). To assist in the continuous operation of the mill, there will be total of 35,000 tonnes of ore storage capacity on surface. The existing 5,000 tonnes of live ore storage will be maintained (called live ore as it can be automatically dispensed to the mill) and an additional manual reclaim facility with a 30,000 tonne capacity will be built.

Crushing and Attrition Scrubbing

The purpose of the crushing circuit is to prepare the ore for the downstream process by reducing the material size to less than 9.5mm (-3/8”). This is the optimal size for the

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liberation of the salt and insoluble material in this ore body. Crushing and scrubbing will be accomplished in two stages. The primary crush will be completed using roll crushers after which the ore will be combined with saturated process brine to produce a slurry of optimal density for primary attrition scrubbing. The discharge from the primary scrubbers is screened with the undersized material reporting to the primary deslime cyclones. Their overflow goes to slimes separation and the underflow to secondary scrubbing. The primary desliming screen oversize goes directly to secondary crushing which is done using cagepactors. The secondary crushing discharge is returned to the primary scrubber feed for further insol liberation. The secondary scrubber discharge is sent to the secondary deslime screens with the undersize material (-20 mesh) reporting to the secondary deslime cyclones. The cyclone underflow goes to fines rougher flotation conditioning and the overflow goes back to the primary deslime screen feed. The secondary screen oversize (+20 mesh material) goes on to course rougher flotation. This is also where the split between the existing and new flotation circuits occurs with 65% going to the existing circuit and 35% to the new circuit.

Slimes Separation

Slimes separation is required to remove the fine potash particles in the primary cyclone overflow from the unwanted insoluble material. This flow is passed over trash screens to remove larger foreign material that can impede the downstream process. The slurry that passes through the trash screens is sent onto the inclined plate hydro-classifier to complete the slimes separation process. This is a major upgrade from the current process that will improve recovery. The current process uses insoluble (or slimes) flotation to achieve this step and hydro-classification has been proven throughout the potash industry to be a much more efficient and cost effective method. The hydro-classifier separates the insoluble material by controlling the up flow velocity through the unit. By doing so, with the assistance of a dispersing agent, one is able to maximize the removal of insoluble material and alternatively minimize the loss of fine potash particles. The hydro-classifier underflow reports to scavenger flotation while the overflow goes to the slime thickener. The slimes thickener, with the use of a flocculant settles the insoluble material, which is then sent to tailings. The settling process leaves clean saturated process brine which

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overflows from the slimes thickener and is returned to brine storage for reuse in the process.

Tailings and Brine Recovery

Proper management of saturated process brine is an essential component for sustaining the desired recovery. This is accomplished through the efficient reuse of saturated process brine through the efficient operation of the slimes thickener and the use of tailings cyclones to recover process brine and recycle it back to the process. In addition, the use of cyclo-washes on these cyclones allows the displacement of process brine with reclaim brine which is dispensed to tailings.

It should also be noted that two of the tailings cyclones are sized to provide an underflow of 150 tonnes per hour (and at the proper particle size requirements) to the NSC Salt treatment facility. This facility is located in the Tailings Management Area (“TMA”) and converts waste tailings to a salable salt product. These cyclones operate intermittently.

The remainder of the tailings end up in the TMA where the solids suspended in the slurry settle onto the tailings pile. Brine leaches out of the pile and eventually makes it way to the reclaim brine pond through a series of interconnected collection ditches. Reclaim brine from the pond is returned to the mill to provide cooling in the crystallization circuit as well as brine make up where required. Excess reclaim brine is injected into a deep well aquifer.

Fines and Coarse Rougher Flotation

Fines and Coarse Rougher Flotation are the first stages of potash recovery. The split between the two circuits occurs at the secondary deslime screens with the +20 mesh material reporting to coarse rougher flotation and the -20 mesh reporting to the fines rougher flotation. Prior to entering the flotation circuits the feed slurry needs to be conditioned. A depressant is first added to coat residual insoluble material as these particles impede the performance of the flotation reagents. The flotation reagents used in the conditioning process, in order of addition, are potash collector, flotation oil promoter and frother which assists the production of stable flotation bubbles. The method is

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effective in producing potash particles in the coarse flotation concentrate as large as 3.4 mm (6 mesh).

Cleaner and Re-cleaner Flotation

The fines flotation concentrate (along with the coarse rougher concentrate screen undersize) then goes through cleaner flotation. The concentrate from these conventional flotation cells goes onto re-cleaner flotation. This is done to ensure the product achieves the desired product grade. The cleaner tails reports to the regrind rougher cyclones. The re-cleaning step will be completed using pneumatic column flotation. Recent developments within the industry have revealed improved recovery and selectivity by using this method. The re-cleaner flotation concentrate makes its way to the product centrifuges and the tails is recycled back to cleaner flotation feed.

Scavenger Flotation

Scavenger flotation is used to recover the fine potash particles from the hydro-classifier underflow, the cleaner flotation tails (existing plant), and the product centrifuge effluent cyclone overflow (both new and existing circuits). Once again due to their superior recovery and selectivity, pneumatic column cells will be used in this application. The concentrate from these cells goes on to crystallization and tails report to the fine salt thickener, where the brine is recovered and the solids are sent onto tailings.

Regrind Circuit

The coarse rougher flotation circuit is required to maximize the production of coarse material and minimize the generation of finer material. However, in the tailings of the coarse rougher flotation circuit there is a significant amount of this material that isn’t sufficiently liberated. The regrind circuit is designed to recover this material by screening, crushing and re-floating this material. The flotation cells in this circuit use stepped banks to allow reagent conditioning at critical locations of the regrind process. This is a closed circuit recycling back with only the flotation concentrate eventually exiting the circuit to re-cleaner flotation and the tails screen undersize going to the tails cyclones.

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Crystallization

The crystallization circuit is required to maximize overall recovery. This circuit converts low grade fine material to high grade product of sufficient size though the use of differential crystallization. The existing crystallization will continue to be used, taking its feed from the concentrate of the scavenger column flotation cells and the fine dust from the product loading operations. The product from this circuit is sent to the product centrifuges. There will be some modifications to the circuit, with the primary goal of improving heat recovery and thus making the process more efficient.

Product Centrifuges

These centrifuges de-brine the flotation and crystallization product prior to entering the production dryers. The centrifuges in the existing circuit will continue to be used and two additional centrifuges will be installed in the new circuit.

Product Drying

The product is dried using fluidized bed dryers. The two existing product dryers will stay in service and an additional one is being installed in the new circuit. The dryer discharge consists of the desired dry product but also the exhaust airflow, which is entrained with fine KCl particles. In order to maximize recovery these fine particles are captured using gas cyclones, with the underflow reporting to the dryer product discharge and the overflow (exhaust) being further treated with a wet scrubber to reduce emissions below the regulatory requirements.

Sizing

After drying, the product is sent to sizing where it is sized to produce non-premium product. Anything that does not meet this specification is sent to compaction to produce premium product. The existing sizing circuit will be upgraded but the entire product from the new circuit will skip sizing operations and go directly to compaction plants #4 and #5.

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Compaction

Compaction is required to produce premium product. The sizing of the much desired premium product is larger than the size of straight run natural crystals produced in flotation. The feed to the compaction circuit ranges from fine high grade KCl dust to coarse product and these circuits efficiently upgrade this material to the desired premium product size specifications. The existing three compaction plants will stay in service and two additional plants will be built. These plants consist of their own independent circuits which contain compactors, multi-deck sizing screens for each stage, crushers, and cagepacktors. In addition, to produce a relatively dust free product, glazing circuits, which include a rotary conditioner and glazing dryers, are part of every compaction plant. Glazing dryer exhaust gasses are treated with cyclones (for dust recovery) and wet scrubbers to reduce emissions to below the required levels.

Product Storage

All premium and non-premium product produced is dispatched from the mill to the existing product storage building. The only modifications to be made in this building will be increasing the speed of the reclaim belts to accommodate the higher loading rates.

Loadout

The resizing circuit which resizes product that is reclaimed from product storage prior to it being loaded into trucks or rail cars, will be modified. The existing air classification system will be replaced with high capacity screens. These screens are more efficient and require less power to operate. In addition, a separate truck loading facility will be built to improve overall loading efficiency. The design loading rate will be 275,000 tonnes per month.

Utilities

Electrical power consumption is expected to increase by 200%. This is required to operate the new and existing plants and facilitate underground expansion. Electrical efficiency techniques will be employed wherever possible. The new process will require no additional water usage. Several water conservation initiatives are being deployed to

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ensure this goal. Also, the only additional reagent that will be required will be a dispersing agent for the new hydro-classifier. Again this has been used in other conventional potash mining process and meets all regulatory requirements. All other reagents will remain the same, with their consumption rate improving and at worst remaining the same.

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18	PROJECT INFRASTRUCTURE

The infrastructure at the mine site includes the following key items:

•	Mine site location access infrastructure

•	Site power supply

•	Underground boring machines

•	Concentrator

•	Tails management area (“TMA”)

•	Product loadout & storage facilitiesMine

Site Location Access Infrastructure

The existing potash operations are approximately 7 km west of the Village of Vanscoy along Highway 7 near the intersection with Highway 762. Vanscoy is approximately 25 km south west of the city of Saskatoon. Project VAULT is upgrading the Agrium access road intersection with Highway 7, building a new construction site access road from the existing rural municipality road and increasing parking on the site to facilitate the increased traffic volumes expected due to construction personnel for the expansion project.

Site Power Supply

As a part of the VAULT Programme a new 138 kV power system is being installed to provide a new main electrical distribution system to meet the load growth requirements for VPO, to comply with SaskPower’s Electrical Service Requirements and to replace the existing aging main electrical distribution infrastructure. The new electrical distribution system is sized to accommodate the expansion needs associated with VAULT.

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Underground Boring Machines

Currently, the mine is in a period of expansion of the borer fleet in order to meet the tonnage ramp-up required for VAULT in the timeline specified. Prior to 2006, there were five borer miners (equipment numbers 90101 through 90105) in the VPO mine. 90106, 90107, 90108 and 90109 borers have all been added to the borer fleet since 2006 as expansion miners. In 2011, the process of replacing the older miners (90101 through 90105) began with the addition of 90131 slated to replace 90104 and 90132 slated to replace 90102. After 2012, 90104 and 90102 miners will no longer be considered part of the production fleet but will be maintained as “project” miners to complete critical infrastructure tasks underground.

Concentrator

The existing concentrator has a sustainable capacity of 1.8 mtpy of product. Project VAULT involves constructing a new west concentrator to crush and deslime the ore for both the existing and new concentrator, and to add a 1.0 mtpy product flotation plant and additional compaction capacity as detailed in Item 17. The basic design criteria are to produce 2.8 mtpy of product at a 75% to 25% premium to non-premium product split, assuming an average ore grade of 24.6% K2O, a potash recovery of 87% and 7,300 operating hours per year.

Tails Management Area (TMA)

The existing TMA encompasses approximately 615 hectares (ha) of land, with approximately 480 ha currently being used for tailings storage. The TMA inputs include salt, insoluble silt and clay (fine tailings) and brine.

The salt tailings are deposited near the central region of the TMA forming a pile as the salt height increases. Salt and brine are pumped onto the salt tailings pile and deposited at the end of a pipe (spigoted) into cells contained by constructed salt dykes. Free brine is either decanted off of the salt tailings pile by steel culverts installed through the salt dykes, or it permeates into the salt pile. A fraction of the salt is diverted to NSC Minerals

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Inc. for processing and subsequently transported off site for industrial and agricultural uses. The salt tailings pile currently occupies 107 ha of land within the TMA.

The fine tailings management area (“FTMA”) is located on the southern portion of the TMA and encompasses approximately 121 ha of land. Fine tailings are spigoted in a brine slurry with some coarse salt. The deposited fine tailings are contained by earth fill dykes and the salt pile. An exterior dyke and slurry wall extends around the east, west and south sides of the FTMA. Several existing interior dykes have been manually breached to allow a continuous flow of the deposited fine tailings from the discharge point located adjacent to the south west corner of the salt pile to an outlet structure (weir wall). The weir wall is located along the north interior dyke separating cells E and H, and decants excess brine from the FTMA.

The brine pond is situated on the north portion of the existing TMA. Brine is continuously circulated from the mill to the brine pond for operation. Brine input into the pond includes pumping from mill, gravity flow in a northerly direction from decant from the FTMA and from seepage from the salt tailings pile that is collected in open channels around the pile and diverted into the brine ponds. Two injection wells currently dispose of excess brine and maintain operating levels within the brine pond.

Product Loadout and Storage Facilities

Project VAULT entails increasing the peak capacity of the loadout operations to 275,000 tonnes per month. The loadout area has two rail loadout bays with a third bay on the east side that will be converted to a truck-loading facility at a design loading rate of approximately 25,000 tonnes per month. A dedicated loading control station is provided for the truck loadout bay. The new loading control station will be located such that it prevents the truck driver from crossing the existing tracks to reach the existing railcar loading stations.

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19	MARKET STUDIES AND CONTRACTS

The United Nations estimates that the global population growth reached seven billion people in 2011. Producing enough food to feed the world’s rapidly growing population has been a challenge in recent years. Population growth along with growing affluence in emerging markets, such as China and India, are expected to continue to drive strong food demand growth. Another key potash demand driver is the expanded production of ethanol from agricultural crops such as corn and sugar cane. With finite supplies of arable land globally, the productivity of existing arable land must be improved to grow enough food to meet increased demand. One means to improve productivity is through more balanced fertilization. Two of the world’s largest agricultural producers, China and India, underutilize potash today. For example, China and India are estimated to have consumed 32% of the world’s potash in 2010, but 44% of the world’s nitrogen. Figure 19-1 indicates global potash supply metrics since 1995.

Figure 19-1: Global Potash Supply (Source: Fertecon, IFA)

Between 1995 and 2011, global potash delivered volumes grew at an average of 2.6% per year. The global financial crisis and recession in 2009 contributed to a significant decline in deliveries in 2009, however, delivery growth was slightly above the long term trend in the 2000 to 2010 period at 4% per year. If global consumption continues to grow at the long term average trend rate of 2.6% per year over the next ten years, global potash production will need to increase by approximately 16 million tonnes per year by 2021 to match demand. Agrium’s proposed, one million tonne expansion of potash production at VPO is well-timed to help the potash industry keep up with expected demand growth.

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Figure 19-2: Global Potash Production (Source: Fertecon, IFA)

As shown in Figure 19-2, Canada, Russia, Belarus and Germany are the largest potash producing countries. According to published information dated January 2007 from the United States Geological Survey, Canada possesses approximately 53% of the world’s potash reserves. We expect this statistic will underpin Canada’s continued position as the world’s leading potash producer well into the future.

Figure 19-3: Global Potash Imports (Source: Fertecon, IFA)

As shown in Figure 19-3, the majority of sales growth is expected in international markets – namely India, China and Brazil. Demand growth is also expected from other large importers such as Indonesia and Malaysia. Some of this international demand growth is expected to be met by increased production from VPO.

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Figure 19-4: Global Potash Exports (Source: Fertecon, IFA)

Figure 19-4 indicates global potash exports by country since 2007. International sales (outside the United States and Canada) of potash produced by Agrium are distributed through the export marketing consortium Canpotex, which is equally owned by PCS, Mosaic and Agrium. Canpotex has a long history of being a reliable supplier to international markets and of proven marketing capabilities that will grow as its ownership group expands its production capacities and volumes available for export outside the North American market. Other major potash exporting countries include Russia, Belarus and Germany. Agrium is a major wholesale distributor of crop nutrition product with demonstrated capabilities to transport and store large product volumes in the US and Canada and is well positioned to market increased potash sales volumes in North America. Agrium also is the largest retail supplier of crop input products and services to farmers in North America. As our retail business expands we expect its potash supply requirements will also increase.

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Figure 19-5: Historic Vancouver FOB Potash Prices (Source: Fertecon)

Figure 19-5 shows a long history of stable potash prices that in recent years have increased as demand growth began to overtake production growth. We expect future potash prices to remain above long term historic values.

VPO is an established production facility and as such has established contracts in numerous areas to support the operation. Long term transportation agreements with Canada’s two major railways (CN and CP) are in place and managed through a centralized marketing and distribution team within the Wholesale business unit. Truck transport is arranged by the customer, but coordination can be provided by Agrium resources. Significant sales agreements do exist and are continuously monitored and negotiated internally. Agrium’s existence throughout the value chain is a significant competitive advantage. Access to significant retail customers solidifies North American sales, which is especially important during periods of market disruption. Closer to the operation, supply contracts for critical operating supplies and reagents are continuously reviewed to maintain optimal supply and to optimize pricing.

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20	ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT

Environmental Studies

The byproducts of potash extraction are insoluble fine tailings (clay) and salt tailings. The TMA is the final destination for these tailings. With an increase in potash production, there will be a corresponding increase in tailings deposition rates. The site has conducted a review of its TMA and developed a plan to extend the current tailings operations through 2077 in the currently approved footprint. The scope includes: relocating and increasing the size of its brine pond, relocating and increasing the size of the FTMA, and planning for significantly higher salt pile heights.

A slope stability study is underway to fully understand the sensitivities of containment dyke geometries, deposition rates and duration, and brine mound effect on pore water pressures in the underlying soils. Additional slope inclinometers and pore water pressure transmitters will be installed in key areas of the pile to monitor pile stability.

Salt deposition is partly offset by excess brine injection into the Deadwood Formation and a road salt operation actively removing tailings from the pile.

Permitting

Agrium is in compliance with all environmental permitting requirements. The site is currently permitted by the Ministry of the Environment pursuant to The Environmental Management and Protection Act, 2002 and the Clean Air Act. The approval number is PO07-073. The approval will expire on March 31, 2012 and Agrium has submitted a request to extend the current operating permit. The approval covers the topics of waste disposal, release and spill reporting, ceiling limits for particulate emissions, operating level limits on the brine pond, environmental monitoring and inspection requirements, above ground storage tanks, groundwater monitoring requirements, environmental contingency plans (emergency response), and a permit to operate waterworks.

The potash expansion project is planning to submit all necessary approvals to construct facilities pursuant to The Environmental Management and Protection Act, 2002.

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An update to the site Decommissioning and Reclamation plan was due for submission to the Ministry of Environment in July 2011. In this submission, Agrium and the rest of the potash industry has proposed an updated methodology for calculating financial assurances associated with mine closure. The Ministry of Environment has not responded to this proposal. Agrium currently has an irrevocable letter of credit for $1,000,000 with the province of Saskatchewan as the beneficiary as well as a trust fund with a balance of $146,084 (as of Nov 31, 2011).

The fundamental assumption in the decommissioning strategy is the natural dissolution of salt waste and injection of brine. After cessation of normal operations, decommissioning for the Agrium site is planned as follows:

•

Decommissioning the site including underground and surface operations, but excluding the existing fresh water system, brine injection, and all associated equipment and services required to continue long-term dissolution of soluble solids using precipitation as the water source and injection of brine.

•

The natural dissolution of the salt pile will be a long process as the current plan is to use annual precipitation as the only source. Potash producers will continue to discuss with the Ministry of Environment alternatives to expedite the reclamation process.

•	Provide the necessary human resources and equipment to inspect, maintain and operate the facility, with the resulting collected brine being clarified and injected into the Deadwood Formation.

•	Maintain environmental monitoring of the entire TMA system.

•	Install systems, as required, to prevent release of contaminants outside of the approved TMA boundaries.

•	After removal of the salt tailings pile, monitoring will continue until acceptable final decommissioning levels have been achieved.

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•	Finally, all disposal and monitoring systems will be decommissioned.

Operational Risks

The site has experienced one slope failure on the east side of the existing tails pile. The cause of this failure was extensively modelled to learn about deposition parameters critical in preventing future failures. As a follow-up from this work, the west and north-west slopes of the tails pile have been identified as having low safety factors. The site is evaluating options to mitigate this risk and has budgeted for re-sloping of this area in 2012 to improve the slope stability. Additional monitoring of outer slopes is planned once slope remediation is completed.

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21	CAPITAL AND OPERATING COSTS

Taxes

Royalties are paid to the Province of Saskatchewan, which holds most of the mineral rights in the KL 114-R Lands, and royalties from non-Crown lands are paid to various free-holders of mineral rights in the area. The royalty rate calculation is governed by the Subsurface Minerals Regulations, 1960 (Saskatchewan) and varies as a function of selling price, mineral grade, exchange rate, source of ore tonnes, plus other factors.

Municipal taxes are paid based on site property values to the Rural Municipality of Vanscoy. VPO also pays a “potash production tax” to the Province of Saskatchewan following a formula based on sales and profits from Saskatchewan operations. In addition to this, VPO pays corporate income taxes based on corporate profits from all operations.

Capital and Operating Cost Estimates

The VPO site has been in operation since 1969. In the years immediately preceding this, major capital investment was made to bring the mine into production. Since then, capital expenditures have been made on a regular and ongoing basis to sustain and expand production.

In 2011 it was announced that VPO would be expanded to increase operational capacity to a total of 2.8 million tonnes muriate of potash product per year. This major expansion has an estimated cost of $1,500 million. Engineering commenced in 2010 and initial early work construction started in 2011. It is estimated that full production will be achieved in 2015. A summary of the forecasted expansion costs is outlined below in Table 21-1.

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Table 21-1: Forecasted VAULT Expansion Capital Costs (CAD $’000,000,000)

Table 21.1
Shaft Headframe and Above Ground Mining Buildings	$0.13
Surface Ore Handing	0.13
Ancilliary Buildings (offices/shops etc.)	0.01
Underground Equipment & Development	0.13
Process Plants	0.57
Compaction	0.34
Infrastructure	0.15
Product Loadout	0.04

Total	$1.50

Operating costs for the facility are largely driven by labour requirements. As we expand production, more equipment and manpower resources are required in both the mine and mill facilities to cover production, maintenance and administrative requirements. Additionally, as the mine transitions into deeper sections of the ore body in the South Block, and eventually into KP 313, mine rehabilitation costs are expected to increase to deal with the impact of increased ground pressure. These costs are expected to manifest themselves in both equipment and manpower and have been included in forecast projections. These, and other adjustments such as reagent usage, have been reflected in operating cost estimates that are updated annually for a forward looking period of 20 years. These projections result in cost per tonne projections that are expected to peak during the period of intense ramp-up before levelling off to values similar to current operating costs.

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22	ECONOMIC ANALYSIS

Economic Analysis

In developing the economic analysis, a discounted cash flow (“DCF”) model was employed to determine the net present value (“NPV”) and internal rate of return (“IRR”) of the one million metric tonne VAULT brownfield expansion. A DCF model requires the use of forecasts for economic inputs and the impact of economic inputs on model results can vary significantly. Included is an illustration of the potential sensitivity of certain model inputs.

The price forecast used in the model is the Brazil cfr as published by Fertecon in issue 2011-3, December 2011 for the period 2012 – 2020. Fertecon is an independent third party which regularly publishes potash supply, demand and price forecasts. Post 2020, the model incorporates a nominal price escalation rate of 1.5%. Capital expenditures are assumed to be $1,500 per tonne. As capital and operating costs are largely incurred in Canadian dollars whereas revenues are earned in US dollars, foreign exchange exposure exists and for both the base operation and the expansion. The foreign exchange assumption applied in the model is 1.00 USD = 1.00 CAD. In the trailing 12 months, the Canadian dollar has traded both above and below par with the US dollar. Model assumptions including a production schedule and economic metrics are shown in Table 22.1.

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Table 22-1: Sensitivity Analysis Results on VAULT Expansion Project

Year	Fertecon price forecast Brazil cfr	Production KCl	FX	Investment capital1.
	(USD per tonne)	(million tonnes)	(USD-CAD)	(millions $CAD)
2012	$550	1.7	1.00	$565
2013	$590	1.3	1.00	$632
2014	$540	1.9	1.00	$53
2015	$500	2.6	1.00
2016	$470	2.8	1.00
2017	$470	2.8	1.00
2018	$500	2.8	1.00
2019	$560	2.8	1.00
2020	$600	2.8	1.00

1. The amount spent prior to 2012 is $250 million $CAD.

Assume nominal price escalation of 1.5% after 2020.

The life of the facility is assumed to be 46 years at expansion rates.

Expansion Project Economics
NPV 10% (millions $USD)	$1,151
IRR	18.10%
Simple payback	5 years (from 2015)

Price Sensitivity
	-$50/ tonne		base	+$50/ tonne
NPV 10% (millions $USD)	-$	290	$0	$287
Foreign Exchange Sensitivity
	-$.10 USD-CAD		base	+$.10 USD-CAD
NPV 10% (millions $USD)	-$	175	$0	$141
Capital Sensitivity
	+15%		base	-15%
NPV 10% (millions $USD)	-$	141	$0	$143

The discounted cash flow model yields a NPV for the expansion project of $1,151 million USD at a discount rate of 10% and an IRR of 18.1%. It is assumed that this project will be financed with internally generated cash flow and no allowance has been made for debt financing in this analysis. Cash flow from the mine for the period 2012 – 2020 is shown in Table 22.2. The expected simple payback period of investment capital is five years and the life of the facility is assumed to be 46 years at post expansion rates.

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Table 22-2: Mine Cash Flow (2012 – 2020) ($USD millions)

Cash Flows

	2012	2013	2014	2015	2016	2017	2018	2019	2020

Free cash flow (FCF)	$(302)	$(550)	$246	$671	$611	$424	$465	$531	$595

The economic analysis of the project was performed on an after-tax basis. Agrium pays federal and provincial income taxes based on profits from operations. Royalties are paid to the Province of Saskatchewan based on muriate tonnes produced, the raw ore grade and the weighted average net selling price of potash for the production month in question. In addition, Agrium pays a Potash Production Tax and a resource surcharge to the Government of Saskatchewan. The Potash Production Tax is calculated based on profit per K2O tonne at a rate of 15% up to $40 CAD per tonne indexed to 1989 GDP (approximately $60 CAD per tonne for 2011) and 35% on the remainder of the profits. As part of the Potash Production Tax, Agrium may be subject to a base payment. The base payment amount is $11.00 to $12.33 CAD per K2O tonne. Allowable deductions include royalties and 1% of gross revenue for the year. In 2011, the base payment amount was zero. Property taxes are paid according to property values and were $4.3 million CAD in 2011. Currently, Saskatchewan provincial sales tax is 5%.

A sensitivity analysis was performed to determine the impact of changes in the key assumptions on the resulting incremental NPV of the expansion. The sensitivity ranges chosen were: price, +/- $50 per tonne Brazil cfr, foreign exchange +/- $.10 USD/CAD and investment capital at +/- 15%. The results of the sensitivity analysis on the project NPV are shown in Table 22.1.

Mine Life

Current production capacity of 2.05 million tonnes of product requires 5.9 million tonnes of feed at a grade of 24.6% K2O and a milling recovery of 85%. The 65.8 million tonnes of Proven Mineral Reserves, 15.2 million tonnes of Probable Mineral Reserves, 168.2

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million tonnes of Measured Mineral Resources and 113.0 million tonnes of Indicated Mineral Resources provides a mine life of 61 years at current production rates. Inferred Mineral Resources of 118.2 million tonnes have the potential to add a further 20 years at current rates.

Based on VAULT design parameters, one million additional tonnes of capacity per year (2.8 million tonnes of product per year), 24.6% K20 feed, and a milling recovery of 87% requires 7.9 million tonnes of feed per year. This provides a mine life of 46 years. The addition of Inferred Mineral Resources has the potential to add 15 years at expanded rates.

Detailed mine life calculations are shown in Illustration 28-11.

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23	ADJACENT PROPERTIES

Mining the same potash beds as VPO, the PCS Cory Division mine is located north east of VPO’s KL 114-R lease. According to the PCS Cory Division NI 43-101 compliant technical report filed in February 2010 (the “PCS Technical Report”), the mine has been in existence since 1968 and has produced over 26 million tonnes of product from over 80 million tonnes of ore mined, grading 23.2% K2O equivalent at an average extraction rate of 27% to December 31, 2009.

The information provided in the NI 43-101 compliant report is subject to the requirements of the CIM Standards of Disclosure and has been disclosed by PCS as having been prepared under the supervision of a “qualified person” under NI 43-101. We have not been able to verify the information contained in the PCS Technical Report and the information contained therein is not necessarily indicative of the mineralization on the property that is the subject of this 2012 Report.

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24	OTHER RELEVANT DATA AND INFORMATION

The Canadian Industry of Mining, Metallurgy and Petroleum (CIM) Standards on Mineral Resources and Reserves does not stipulate the distances between points of observation (drill holes and channel samples) as this would be significantly different for a vein deposit compared to an industrial mineral or coal mine. The CIM definitions can be applied verbatim when describing a new ore body or when developing feasibility studies on new properties. However, in Saskatchewan an established mining history has developed with most mines in excess of 40 years old. These mines were developed long before any NI 43-101 requirement, and as such, were often developed with exploration data densities that were satisfactory to the developing company itself rather than any external governing body. Although it can be assumed that detailed feasibility studies were completed prior to going into production, such studies are often lost in subsequent changes in ownership or even internal company house cleaning. Production decisions were often made based on very few, widely spaced drill holes. Assays were often done in house and any quality control or quality assurance procedures are long lost making any discussion of quality control measures and data verification procedures almost impossible. Sufficient evidence that the data used to make production decisions was valid is the 40 year history of successful mining operations.

Since the same ore beds are mined at a number of properties separated by in excess of 160 km (100 miles), the demonstrated continuity between widely spaced observations points is extremely good and one can reasonably extrapolate grade and thickness to several miles from observation points and consider the result a Measured Resource when accompanied by 3D seismic data. Generally, within the industry long term mining layouts are produced, conveyor systems designed and large expenditures authorized to develop these areas based on limited drill holes and seismic evaluations. Therefore, others might consider these areas Probable Reserves.

Within a unit, mining companies have every expectation of successfully obtaining a tonnage based on historic, all encompassing extraction rates and some allowance for geological disturbances and mining contingencies. For the purposes of this report lands

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within the current VPO Unitized Area are considered a Mineral Reserve since no matter where in the unit mining is taking place, the stakeholders will receive a royalty payment based on their percentage ownership. Reserves will move from Probable to Proven on a regular basis as mining development expands.

Areas within 1 mile (1,600 m) of a mine development entry are considered a Probable Mineral Reserve. The mining method utilized at VPO requires the pre-cutting of the first rooms in each panel. Once this is complete a very accurate estimate of the tonnage and grade in a mining block can be prepared and thus it can be categorized as a Proven Mineral Reserve.

Indicated Mineral Resources are determined by the area produced when creating polygons from intersecting 2.5 km radius circles drawn around drill hole or sample locations. Where accompanied by 3D seismic coverage these areas are considered to be a Measured Mineral Resource. Tonnages are calculated by multiplying the area by the mining height (3.35 m used in this report) and multiplied by 2 tonnes/cubic metre. Being an estimate, an average tonnage factor of 2 rather than a calculated factor based on grade is considered sufficient. Inferred Mineral Resources are determined by the lands outside the 2.5 km radius defining the lands classified as Indicated Mineral Resources, but within a 3.5 km radius around the drill hole or sample location.

An estimate of tonnages lost to seismic anomalies based on the area determined by the 3D seismic programs is removed from the estimates for the South Block. Similarly, areas have been removed from the Unitized Area when calculating the Mineral Reserve estimate based on the 3D programs, underground mining experience, and inaccessibility. Until further evaluation of the water producing potential has been carried out, seismically identified regions of missing Davidson Evaporite have been classified as Indicated Mineral Resources even though they are covered by 3D seismic programs.

Vulcan software was used to create a block model estimating grade and tonnage for VPO. The block model results produced are shown in Illustration 28-12. They are the basis for developing the estimates.

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In Saskatchewan mining history, with the exception of PCS Allan Division, all potash mines have experienced brine inflows. In 1985, a brine inflow occurred on the western edge of the VPO mine in the order of 125 USGPM. This appears to be the maximum productive capability of the Dawson Bay Formation in the Saskatoon region. It is considered a nuisance brine inflow, unlike the high volume, mine threatening inflows that have occurred at PCS Rocanville, Mosaic Esterhazy and PCS Patience Lake. Brine chemistry and flow rate have remained essentially unchanged since 1985. Although an additional cost to the operation due to the continued maintenance of access entries to monitor and manage, it is considered of minimal risk to the remaining reserve and resource estimates.

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25	INTERPRETATION AND CONCLUSIONS

After 43 years of production, VPO has a Mineral Reserve remaining of 80.996 million tonnes (Proven Mineral Reserve of 65.758 million tonnes and Probable Mineral Reserve of 15.238 million tonnes), after applying the historical extraction ratio of 27.9%. Applicable Mineral Resources contribute 281.281 million tonnes (Measured Mineral Resource of 168.239 million tonnes and Indicated Mineral Resource of 113.042 million tonnes), after applying the historical extraction ratio of 27.9%. With a concentration factor of 2.88 (current production assumptions) this is sufficient for 61 years of mining at the current rate of 2.05 million tonnes product per year. With a concentration factor of 2.82 (VAULT production assumptions) this is sufficient for 46 years of mining at the expanded rate of 2.8 million tonnes of product per year. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

Inferred Mineral Resources will be upgraded to Indicated Mineral Resources and Measured Mineral Resources as exploration programs continue in the North Expansion Block and the KP 313 Lands. In addition, a significant amount of land within the KP 313 Lands remains unclassified due to limited exploration information. This has the potential to significantly increase mine life in the future.

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26	RECOMMENDATIONS

The KP 313 Lands encompass 266 km2 in total. Of this, exploration to date has only resulted in the classification of a small relative area (66 km2) as Inferred and Indicated Mineral Resources. Continued exploration of the KP 313 Lands with 3D seismic coverage and additional drilling is needed to expand the Mineral Resources.

Similarly, if Agrium chooses to upgrade the resource classifications from Inferred Mineral Resources to Indicated or Measured Mineral Resources for the North Expansion Block, Agrium needs to complete the 3D seismic acquisition and perform additional drilling.

It is recommended that the channel sampling method and 3rd party assaying to satisfy NI 43-101 QA/QC requirements be continued.

It is highly recommended that all government approvals, permits and essential documentation, including critical renewal dates, be centrally located and stored in a dedicated file.

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27	REFERENCES

Agrium production records, financial records, environmental permitting and process documentation.

Agrium website.

CIM Standards on Mineral Resources and Reserves: Definitions and Guidelines. December, 2005.

Drill hole records for all holes associated with the KL 114-R lease – Agrium contained.

Estimation of Mineral Resources and Mineral Reserves – Best Practices Guidelines, CIM, November 2003.

Exploration Best Practices Guidelines, CIM, August 2000.

Garrett, D. E. Sequential Flow During Evaporation. Potash Deposits, Processing, Properties and Uses, 1996.

Holter, M. E. Department of Natural Resources Report No 123 – The Middle Devonian Prairie Evaporite of Saskatchewan, 1969.

Kilborn Engineering Ltd. Engineering study, 1965.

National Instrument 43-101: Standards of Disclosure for Mineral Projects. 2005.

National Instrument 43-101 Technical Report on Cory Potash Deposit (KL 103-R), Saskatchewan, Canada, February 26, 2010—SEDAR.

Stearns-Roger Canada Ltd. Engineering study, 1965.

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28	ILLUSTRATIONS

Illustration 28-1: Subsurface Mineral Lease Agreement & Schedule of Lands

Industry and Resources	Saskatchewan 2101 Scarth Street Regina, Canada S4P3V7

September 20, 2005

Mr. Kenneth J. Grimm

Agrium Products Inc.

VANSCOY SK S0L 3J0

Dear Mr. Grimm:

Re:	Subsurface Mineral Lease KL 114-R

Further to your November 8, 2004 application, as amended, to revise the lands contained within KL 114-R, please find attached Amended Schedule “A”. This schedule supersedes Schedule “A” Part I and Part II, dated September 2, 1993.

Our Mineral Revenue Branch will forward an invoice to your company for $12,920.49 in the near future. This fee is to cover the rental for the additional 8,159.13 acres, which has been added to the previous acreage, for the period September 14, 2005 to June 30, 2006.

If you have any questions, please call our office.

Yours truly,

Deb Buckshaw

Supervisor of Industrial Minerals

Mines Branch

(306) 787-2539

cc:	Agrium Products Inc.—Calgary office
Pam Schwann
Steve Rymes
Linda Troesch

[ILLEGIBLE]

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AMENDED

SCHEDULE “A”

Attached to Subsurface Mineral Lease KL 114-R

Between HER MAJESTY, THE QUEEN and AGRIUM PRODUCTS INC.

					Crown Sectional Land (acres)	Crown Road Allowances
Portion of Sectional Land	Sec	Twp	Rge	M		South (acres)	West (acres)	Intersection (acres)
All	7	34	7	3	637.92	0.00	8.00	0.00
All (Freehold)	8	34	7	3	0.00	0.00	8.00	0.00
All	9	34	7	3	638.52	0.00	8.00	0.00
All	10	34	7	3	638.76	0.00	8.00	0.00
Southwest Quarter	11	34	7	3	159.77	0.00	4.00	0.00
North Half	11	34	7	3	319.58	0.00	4.00	0.00
All	14	34	7	3	638.96	7.99	8.00	0.10
All	15	34	7	3	638.12	7.98	8.00	0.10
All	16	34	7	3	638.40	7.98	8.00	0.10
South Half	17	34	7	3	319.12	7.98	4.00	0.10
Northwest Quarter	17	34	7	3	159.56	0.00	4.00	0.00
All	18	34	7	3	637.72	7.97	8.00	0.10
All	19	34	7	3	638.04	0.00	8.00	0.00
All	20	34	7	3	638.24	0.00	8.00	0.00
Southwest Quarter (Freehold)	21	34	7	3	0.00	0.00	4.00	0.00
Northwest Quarter	21	34	7	3	159.60	0.00	4.00	0.00
Northeast Quarter—All that portion covered by the waters of a certain lake as shown on a plan of survey dated January 26, 1885, containing 10 acres, more or less.	21	34	7	3	10.00	0.00	0.00	0.00
All	22	34	7	3	638.20	0.00	8.00	0.00
All	23	34	7	3	638.48	0.00	8.00	0.00
South Half (Freehold)	26	34	7	3	0.00	7.98	4.00	0.10
Northwest Quarter (Freehold)	26	34	7	3	0.00	0.00	4.00	0.00
Northeast Quarter	26	34	7	3	159.67	0.00	0.00	0.00
South Half	27	34	7	3	319.08	7.98	4.00	0.10
North Half (Freehold)	27	34	7	3	0.00	0.00	4.00	0.00
All	28	34	7	3	638.20	7.98	8.00	0.10
All	29	34	7	3	638.08	7.98	8.00	0.10
All	30	34	7	3	638.08	7.98	8.00	0.10
South Half	31	34	7	3	318.92	0.00	4.00	0.00
North Half (Freehold)	31	34	7	3	0.00	0.00	4.04	0.00
All	32	34	7	3	640.19	0.00	8.03	0.00
All (Freehold)	33	34	7	3	0.00	0.00	8.03	0.00
All	34	34	7	3	639.83	0.00	8.02	0.00
All (Freehold)	35	34	7	3	0.00	0.00	8.03	0.00

All	1	35	7	3	641.84	2.15	8.00	0.10
All	2	35	7	3	641.92	8.02	8.01	0.10
Southeast Quarter (Freehold)	3	35	7	3	0.00	4.01	0.00	0.00
Southwest Quarter	3	35	7	3	161.10	4.01	4.02	0.10
North Half (Freehold)	3	35	7	3	0.00	0.00	4.00	0.00
All	4	35	7	3	643.24	8.02	8.03	0.10
All (Freehold)	5	35	7	3	0.00	8.02	8.03	0.10
All	6	35	7	3	644.05	8.02	8.04	0.10
All (Freehold)	7	35	7	3	0.00	0.00	8.00	0.00
Southwest Quarter (Freehold)	8	35	7	3	0.00	0.00	4.00	0.00
Northwest Quarter—An undivided one-half interest, excepting 0.88 acres for the right of way and corner as shown on Plan E 4207.	8	35	7	3	79.69	0.00	4.00	0.00
All	9	35	7	3	641.12	0.00	8.00	0.00
All	10	35	7	3	641.12	0.00	8.00	0.00
All	11	35	7	3	641.12	0.00	8.00	0.00
All	12	35	7	3	641.16	0.00	8.00	0.00
All	13	35	7	3	641.12	8.01	8.00	0.10
All	14	35	7	3	640.96	8.01	8.00	0.10
All (Freehold)	15	35	7	3	0.00	8.01	8.00	0.10
All	16	35	7	3	640.76	8.01	8.00	0.10
All (Freehold)	17	35	7	3	0.00	8.01	8.00	0.10

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					Crown Sectional Land (acres)	Crown Road Allowances
Portion of Sectional Land	Sec	Twp	Rge	M		South (acres)	West (acres)	Intersection (acres)
All	18	35	7	3	640.80	8.01	8.00	0.10
Southwest Quarter (Freehold)	19	35	7	3	0.00	0.00	4.00	0.00

All	10	34	8	3	638.36	0.00	0.00	0.00
All	11	34	8	3	638.36	0.00	4.00	0.00
All	12	34	8	3	638.36	0.00	8.00	0.00
All	13	34	8	3	638.12	7.98	8.00	0.10
All	14	34	8	3	638.12	7.98	8.00	0.10
All	15	34	8	3	638.12	7.98	0.00	0.00
All	20	34	8	3	637.88	0.00	0.00	0.00
All (Freehold)	21	34	8	3	0.00	0.00	8.00	0.00
All	22	34	8	3	637.88	0.00	8.00	0.00
All (Freehold)	23	34	8	3	0.00	0.00	8.00	0.00
All	24	34	8	3	637.88	0.00	8.00	0.00
All	25	34	8	3	637.64	7.97	8.00	0.10
South Half (Freehold)	26	34	8	3	0.00	7.97	4.00	0.10
Northwest Quarter (Freehold)	26	34	8	3	0.00	0.00	4.00	0.00
Northwest Quarter	26	34	8	3	159.40	0.00	0.00	0.00
South Half (Freehold)	27	34	8	3	0.00	7.97	4.00	0.10
Northwest Quarter	27	34	8	3	159.40	0.00	4.00	0.00
All	28	34	8	3	637.64	7.97	8.00	0.10
All	29	34	8	3	637.64	7.97	0.00	0.00
All	32	34	8	3	637.20	0.00	0.00	0.00
All (Freehold)	33	34	8	3	0.00	0.00	8.00	0.00
All	34	34	8	3	638.56	0.00	8.01	0.00
All	35	34	8	3	639.23	0.00	8.02	0.00
All	36	34	8	3	639.87	0.00	8.03	0.00

All	1	35	8	3	643.48	8.03	8.00	0.10
All	2	35	8	3	642.56	8.03	8.01	0.10
All	3	35	8	3	642.56	8.03	8.00	0.10
All	4	35	8	3	643.56	8.03	8.04	0.10
Southeast Quarter	5	35	8	3	162.06	4.01	0.00	0.00
Southwest Quarter (Freehold)	5	35	8	3	0.00	1.39	0.00	0.00
Northeast Quarter—All that portion commencing at the NE corner, thence westerly along the northern boundary 292 feet and 2 Inches, thence southerly and parallel with the eastern boundary 292 feet and 2 inches, thence easterly and parallel with the northern boundary 292 feet and 2 Inches to a point on the east boundary, thence northerly along the eastern boundary 292 feet and 2 inches to the point of commencement, said portion containing 2 acres, more or less.	5	35	8	3	2.00	0.00	0.00	0.00
All (Freehold)	8	35	8	3	0.00	0.00	8.00	0.00
All (Freehold)	9	35	8	3	0.00	0.00	8.00	0.00
All	10	35	8	3	642.08	0.00	8.00	0.00
All	11	35	8	3	642.08	0.00	8.00	0.00
All	12	35	8	3	642.08	0.00	8.00	0.00
All (Freehold)	13	35	8	3	0.00	8.03	8.00	0.10
All	14	35	8	3	641.60	8.03	8.00	0.10
All (Freehold)	15	35	8	3	0.00	8.03	8.00	0.10
All	16	35	8	3	641.96	8.03	8.00	0.10
All (Freehold)	17	35	8	3	0.00	8.03	8.00	0.10
East Half	18	35	8	3	320.90	4.01	0.00	0.00
All	20	35	8	3	641.72	0.00	0.00	0.00
West Half (Freehold)	21	35	8	3	0.00	0.00	8.00	0.00
East Half	21	35	8	3	320.86	0.00	0.00	0.00
All	22	35	8	3	641.12	0.00	8.00	0.00
All (Freehold)	23	35	8	3	0.00	0.00	8.00	0.00
All	24	35	8	3	642.92	0.00	8.00	0.00
All (Freehold)	25	35	8	3	0.00	8.04	8.00	0.10

AGRIUM
VANSCOY POTASH OPERATIONS
104

					Crown Sectional Land (acres)	Crown Road Allowances
Portion of Sectional Land	Sec	Twp	Rge	M		South (acres)	West (acres)	Intersection (acres)
All (Freehold)	26	35	8	3	0.00	8.00	8.00	0.10
All (Freehold)	27	35	8	3	0.00	8.01	8.00	0.10
All	28	35	8	3	641.63	8.02	8.00	0.10
All	29	35	8	3	641.55	8.02	8.01	0.00
All	30	35	8	3	641.25	0.00	8.00	0.00
South Half	31	35	8	3	320.52	0.00	4.00	0.00
South Hall	32	35	8	3	320.84	0.00	4.01	0.00
North Half	32	35	8	3	320.64	0.00	0.00	0.00
West Half-All that portion covered by the waters of a certain surveyed lake as shown on a plan of survey dated January 13, 1885, containing 10 acres, more or less.	33	35	8	3	10.00	0.00	8.02	0.00
All	34	35	8	3	641.16	0.00	8.00	0.00
All (Freehold)	35	35	8	3	0.00	0.00	8.00	0.00
All	36	35	8	3	641.76	0.00	8.00	0.00

All (Freehold)	1	36	8	3	0.00	8.02	8.00	0.10
All	2	36	8	3	641.04	8.02	8.00	0.10
All (Freehold)	3	36	8	3	0.00	8.02	8.00	0.10
All	4	36	8	3	641.95	8.02	8.01	0.10
All	5	36	8	3	640.73	8.00	0.00	0.00
Lsd 2; NE and SE quarters of Lad 3; SE quarter of Lsd 6; and SE, sw and NW quarters of Lsd 7.	8	36	8	3	100.00	0.00	0.00	0.00
West Half—All that portion covered by the waters of a certain surveyed lake as shown on a plan of survey dated January 13, 1885.	9	36	8	3	255.00	0.00	8.01	0.00
All	10	36	8	3	640.92	0.00	8.00	0.00
All	11	36	8	3	640.56	0.00	8.00	0.00
All	12	36	8	3	640.56	0.00	8.00	0.00
South Half	13	36	8	3	320.14	8.00	4.00	0.10
North Half (Freehold)	13	36	8	3	0.00	0.00	4.00	0.00
All	14	36	8	3	640.36	8.00	8.00	0.10
All (Freehold)	15	36	8	3	0.00	8.01	8.00	0.10
All	16	36	8	3	641.14	8.01	8.01	0.10
South Half—All that portion covered by the waters of a certain surveyed lake as shown on a plan of survey dated January 13, 1885.	17	36	8	3	207.00	8.02	0.00	0.00
All	20	36	8	3	640.78	0.00	0.00	0.00
All	21	36	8	3	640.66	0.00	8.01	0.00
All	22	36	8	3	640.56	0.00	8.00	0.00
All (Freehold)	23	36	8	3	0.00	0.00	8.00	0.00
All	24	36	8	3	640.08	0.00	8.00	0.00
Southeast Quarter—All that portion covered by the waters of a certain surveyed lake as shown on a plan of survey dated January 13, 1885.	25	36	8	3	53.00	4.00	0.00	0.00
Wast Half (Freehold)	25	36	8	3	0.00	4.00	8.00	0.10
South Half (Freehold)	26	36	8	3	0.00	8.01	4.00	0.10
Northwest Quarter (Freehold)	26	36	8	3	0.00	0.00	4.00	0.00
Northeast Quarter	26	36	8	3	160.08	0.00	0.00	0.00
All (Freehold)	27	36	8	3	0.00	8.01	8.00	0.10
All	28	36	8	3	640.24	8.00	8.00	0.10
All	29	36	8	3	640.24	8.00	7.99	0.00
All	30	36	8	3	639.42	0.00	0.00	0.00
North Half—All that portion covered by the waters of a certain surveyed lake as shown on a plan of survey dated January 13, 1885.	31	36	8	3	65.00	0.00	0.00	0.00
All	32	36	8	3	640.08	0.00	7.99	0.00
All (Freehold)	33	36	8	3	0.00	0.00	8.00	0.00
All	34	36	8	3	640.12	0.00	8.00	0.00
West Half (Freehold)	35	36	8	3	0.00	0.00	8.00	0.00

AGRIUM
VANSCOY POTASH OPERATIONS
105

					Crown Sectional Land (acres)	Crown Road Allowances
Portion of Sectional Land	Sec	Twp	Rge	M		South (acres)	West (acres)	Intersection (acres)
Northeast Quarter—All that portion covered by the waters of a certain surveyed lake as shown on a plan of survey dated January 13, 1885.	35	36	8	3	12.00	0.00	0.00	0.00
All	36	36	8	3	640.00	0.00	8.00	0.00

All	1	37	8	3	639.84	8.00	8.00	0.10
All	2	37	8	3	639.88	8.00	8.00	0.10
South Half (Freehold)	3	37	8	3	0.00	8.00	4.00	0.10
Northwest Quarter—All that portion covered by the waters of a certain surveyed lake as shown on a plan of survey dated September 9, 1885.	3	37	8	3	6.00	0.00	4.00	0.00
All	4	37	8	3	639.88	8.00	8.00	0.10
All (Freehold)	5	37	8	3	0.00	8.00	8.00	0.10
All	6	37	8	3	639.88	8.00	0.00	0.00
All (Freehold)	8	37	8	3	0.00	0.00	8.00	0.00
South Half—All that portion covered by the waters of a certain surveyed lake as shown on a plan of survey dated September 9, 1885.	9	37	8	3	55.00	0.00	4.00	0.00
North Half (Freehold)	9	37	8	3	0.00	0.00	4.00	0.00
All	10	37	8	3	639.64	0.00	8.00	0.00
All	11	37	8	3	639.64	0.00	8.00	0.00
All	12	37	8	3	639.52	0.00	8.00	0.00

South Half	36	35	9	3	320.33	0.00	4.00	0.00

Total Lease Area					60,864.86	523.81	1,000.45	5.80

Aggregating 62,394.92 acres, more or less, all in the Province of Saskatchewan.

Amended September 14, 2005.

-	This schedule supercedes Schedule “A” Part I and Part II, dated September 2, 1993, attached to Subsurface Mineral Lease KL 114-R as amended.

/s/ Pamela L. Schwann
Pamela L. Schwann
Director, Mines Branch

AGRIUM
VANSCOY POTASH OPERATIONS
106

Illustration 28-2: Operating Permits

Saskatchewan

Ministry of Environment	Environmental Protection Branch	102-112 Research Drive Saskatoon SK S7K 2G6 306-933-7940 Phone 306-933-8442 Facsimile

File: S25005-50/V/06

January 28, 2009

Tom Diment, General Manager

Agrium—Vanscoy Operation

VANSCOY SK S0L 3J0

Dear Tom:

The Saskatchewan Ministry of Environment has reviewed the Decommissioning and Reclamation report submitted by Agrium in 2006. Significant activity has occurred in the potash mining sector over the past few years and is especially noted in the significant number of expansion proposals for existing operations as well as a number of Greenfield proposals in the works in Saskatchewan. Upon review of your latest D & R submission and in the interest of avoiding further delay in responding, we will accept your proposal with the following provisions.

•

Dissolving and injecting salt tails is currently viewed as an acceptable disposal option for brine and salt tailings. In the next D & R submission, which is due in 2011, the ministry expects industry to make significant efforts to evaluate and present alternative decommissioning options. The decommissioning options proposed should be ones that can be completed within a significantly compressed time frame as well as minimizing water use for disposal. These are consistent with the direction given to new Greenfield proposals.

•

The groundwater models were reviewed separately and the comments and questions have been or will be relayed to you. These concerns shall be addressed through an addendum to the modeling submission or in the 2011 report as appropriate.

•	If there are any site specific issues pertaining to your facilities decommissioning and reclamation plan they will be communicated with you by the project officer for your site

•

It is expected that the 2011 submission will have significantly different values for life of existing tailings management areas as well as total decommissioning costs due to the increased production and proposed expansions at many of the existing operating mine sites.

Please do not hesitate to contact me or your project officer should you have any questions.

Yours Sincerely,

/s/ Wes Kotyk, P. Eng.
Wes Kotyk, P. Eng. Manager, Industrial, Potash, Coal and Spills Unit Environmental Protection Branch

cc	Paul O’Hara—Agrium Vanscoy

Sarah Keith/Ralph Bock—Ministry of Environment

AGRIUM
VANSCOY POTASH OPERATIONS
107

Saskatchewan Environment	APPROVAL TO OPERATE POLLUTANT CONTROL FACILITIES

Issued pursuant to The Environmental Management and Protection Act, 2002, and The Clean Air Act.

APPROVAL NO.: PO07-073 FILE NO: S25005-50/V/03/O

Agrium Vanscoy Potash Operations, of Vanscoy, Saskatchewan, hereinafter called the “Company”

is hereby authorized to operate the mining site, referred to as the Vanscoy Mine, located in LSD 11 sections 16, Township 35, Range 8, West of the Third meridian.

This authorization includes facilities for the collection, containment, transport, treatment and disposal of: tailings; brine; industrial effluent; sewage works; mine water; storm water; and site drainage water. The operation of air pollution abatement equipment, industrial and domestic refuse disposal grounds, domestic water treatment and distribution and the storage of hazardous substances and waste dangerous goods is also authorized.

This Approval expires March 31, 2012 unless sooner terminated and is subject to the conditions contained herein or attached hereto. In order to renew this Approval, an application for renewal as described in Section 9 of The Mineral Industry Environmental Protection Regulations, 1996 and Section 6(1) of The Clean Air Regulations must be submitted at least 60 days prior to the expiry date.

Dated at Saskatoon, Saskatchewan this 31 day of May 2007.

AGRIUM
VANSCOY POTASH OPERATIONS
108

MINISTER’S ORDER

MRO 722/07

Under The Oil and Gas Conservation Act

Vanscoy Area — Salt Water Disposal

Pursuant to section 17.1 of The Oil and Gas Conservation Act, approval is granted to Agrium Vanscoy Potash Operations to dispose of waste brine recovered from potash operations by injection into the Deadwood Formation through the directional well with surface coordinates in legal subdivision 3 of Section 21-35-8 W3M and bottom hole coordinates in legal subdivision 15 of Section 16-35-8 W3M, in accordance with plans filed with the department as Document No. S.W.D. 1129, and subject to the following:

1.	Installations shall be subject to the approval of a department field representative prior to the commencement of waste brine injection and subsequent to any modifications to such installations.

2.	The wellhead injection pressure shall be limited to a maximum of 13,500 kilopascals.

3.	All injection volumes shall be metered with an approved department method.

4.	The injection packer shall be set within 5 m of the open-hole portion of the well.

5.	The tubing and production casing annulus shall be filled with a satisfactory corrosion inhibiting fluid.

6.	For the purpose of evaluating hydraulic isolation, injection/disposal operations shall not commence until a cement bond log has been run and three copies submitted to the Sedimentary Geodata Section of Saskatchewan Industry and Resources. The logs must be accompanied by a detailed interpretation of the cement top and the condition of cement behind casing, including channeling. Insufficient hydraulic isolation will require remedial work to be performed to the satisfaction of the department.

7.	A lease of space agreement for the Deadwood Formation shall be executed with the Crown prior to the commencement of waste brine injection.

8.	Annual pressure fall-off tests shall be conducted in a manner satisfactory to the department.

This approval does not authorize the applicant to dispose of waste brine without the consent of all mineral owners, other than the Crown, that might reasonably be adversely affected by such disposal.

Dated at Regina, Saskatchewan, September 13, 2007.

Trevor Dark, Assistant Deputy Minister Petroleum and Natural Gas Saskatchewan Industry and Resources

AGRIUM
VANSCOY POTASH OPERATIONS
109

WARDROP

Document Control Number – 0535840104-CER-R0002-00

MINE HOIST OPERATING CERTIFICATE

Agrium Inc.

Vanscoy Mine, No. 1 Shaft

Balanced Skipping Service

Hoist Description	Westinghouse Direct Driven Koepe Hoist, Stock order: 1S 1375 2 x 3000 HP Motors Four Westinghouse Disk Brake Calipers on Two Disks

Total Suspended Load	340,000 pounds

Maximum Unbalanced Load	68,200 pounds
Required Brake Test Effort,	7,800 amps
Total of three weakest brake calipers

Allowable Personnel Load, removable deck	12 persons

Subject to non-destructive testing of Koepe wheel within three months of inception of hoisting at this loading condition. Assuming these test show no cracking, non-destructive testing thereafter at intervals not greater than 12 months. In the event of a rope-breaking incident the hoist wheel shall be checked for damage or deformation.

Bearing lubricant to be monitored regularly for abnormal increase in metal content.

Temperatures of motors and electrical drive components to be monitored continuously with alarms and interlocks to hoist control.

AGRIUM
VANSCOY POTASH OPERATIONS
110

Saskatchewan Environment

Alteration of Permit

to Operate Waterworks

Environmental Protection Branch	Page 1 of 6

File: S25005-50/V/10

To: Agrium Potash Operations Vanscoy Mine (the Permittee), the person responsible for the waterworks located at the Agrium Potash Operations, Vanscoy Plant of Vanscoy, Saskatchewan, which provides water for human consumptive use to the Agrium Potash Operations, Vanscoy Mine Site:

WHEREAS, prior to the coming into force of The Environmental Management and Protection Act, 2002:

(a)	an approval or approvals to operate the waterworks described above was issued to the Permittee pursuant to section 54 of The Water Corporation Act (now repealed); and

(b)	a Minister’s Order dated March 25, 2002 was issued to the Permittee pursuant to section 24 of The Environmental Management Act (now repealed),

AND WHEREAS every approval that was issued pursuant to section 54 of The Water Corporation Act, and every Order issued pursuant to section 24 of The Environmental Management and Protection Act, is continued in force as a permit issued pursuant to section 23 of The Environmental Management and Protection Act, 2002, and may be dealt with as if it were a permit issued pursuant to the new Act.

PURSUANT to section 34(2)(e) of The Environmental Management and Protection Act, 2002, the Permits are altered in accordance with the terms and conditions attached.

This alteration, hereinafter called Permit # 00002004-02-00, takes effect on the 1st day of June 2007.

This Permit expires on the 31st day of March 2012 unless canceled or suspended before that date.

Issued

/s/ Sarah Keith
Sarah Keith Environmental Project Officer Saskatchewan Environment, acting for and on behalf of the Minister of the Environment

AGRIUM
VANSCOY POTASH OPERATIONS
111

Illustration 28-3: Cover Letter from the Stearns-Roger Engineering Study (1965)

May 14, 1965

The Consolidated Mining & Smelting Company

    of Canada Limited

Mines Division

Trail, British Columbia

Canada

Attention:    Mr. F. L. Goodwin

Potash Project Engineer

Gentlemen:

In accordance with Article II of our Engineering Study Agreement, dated November 16, 1964, we have refined the roughly estimated forecasts of investment and direct operating costs (which were given to you in our preliminary report dated March 5, 1965) covering your proposed potash project in Saskatchewan. This refined study includes estimates of investment and direct operating costs for the surface plant, the mine plant and the necessary mine shafts. The Mining study, prepared for us by John T. Boyd & Associates, is a refinement of the preliminary Mining study included in our preliminary report. The Shaft study, prepared for us by Associated Mining Construction Limited is the same as the one included in our preliminary report.

On March 31, 1965 we submitted a report of an interim study which was made to determine the number and size of the required mine shafts and the basic design of the mine hoisting plants and ventilation systems. This interim study led to a decision to include in the main study two sixteen foot diameter shafts, equipped with hoisting plants and ventilation systems, as described in detail herein. On April 13, 1965 we reported, based on a continuation of the interim study, that two sixteen foot diameter shafts (with the hoisting plants and ventilation systems suitably modified) could, in our opinion, ultimately support the production of 2.1 million tons of potash products per year. However, in order to go beyond that rate of production, shafts of larger diameter would be required. Two eighteen and a half foot diameter shafts could, in our opinion, ultimately support the production of 4.0 million tons of potash products per year.

AGRIUM
VANSCOY POTASH OPERATIONS
112

NO. OF SHEET -2-

The Consolidated Mining & Smelting Company

    of Canada Limited

May 14, 1965

Since the Mining study and the Plant study had to be made concurrently, it was necessary to make certain assumptions regarding the grade and characteristics of the ore in order to design a flow sheet, calculate material balances and size equipment, before the actual grade and characteristics of the ore to be mined could be determined by the Mining study. Based on two composite samples, each made up of quarter splits of each of ten 3-1/2 inch diameter drill cores (one quarter split representing a 7.5 foot thick ore zone and the other representing an overlapping 9.0 foot thick ore zone) available for metallurgical test work at the Colorado School of Mines Research Foundation, it was determined that the ore to be mined would contain either 31.2% K2O and 2.8% H2O Insol or 27.9% K2O and 3.8% H2O Insol. For the purposes of flowsheet design and equipment specifications, an average of the above ore analyses was used namely 29.5% K2O and 3.3% H2O Insol. On April 22, 1965 it was apparent from the Mining study that, based on the average of nineteen drill cores, the ore to be mined would contain either 32.20% K2O and 4.10% H2O Insol, if mined from a 7.50 foot thick zone, or 28.55% K2O and 6.10% H2O Insol, if mined from a 10.20 foot thick zone.

The Mining study, by John T. Boyd and Associates, indicates a preference for the use of a conventional mining method in a 10.20 foot thick ore zone, over the use of a continuous mining method in a 7.50 foot thick ore zone. While the processing plant as presently designed could easily handle feed ranging from 28.55% K2O to 32.2% K2O it could not handle, on a sustained basis, feed containing in excess of 3.8% H2O Insol. In order to handle feed containing 6.1% or even 4.1% H2O Insol, it would be necessary to increase the size of the scrubbers, the secondary SiphonSizer, the hot thickener, the slime thickener and the slime centrifuge units. However, the additional cost of this equipment would tend to be offset by savings in other areas of the plant which would be made possible on account of the higher grade of the ore feed.

Before the plant design is finalized, it will be necessary to run new material balances, and to adjust equipment sizes accordingly, based on the desired production rate and the actual grade and characteristics of the ore to be mined.

All estimated costs herein are expressed in Canadian dollars and they can be converted to U.S. dollars by applying a factor of 0.925.

The scope of the work covered by our investment cost estimates includes all required improvements within the plantsite area but does not include land, permits, rights-of-way, production royalties, drilling and exploration costs. Neither does it include the necessary railroad spur connecting the main line

AGRIUM
VANSCOY POTASH OPERATIONS
113

NO. OF SHEET -3-

The Consolidated Mining & Smelting Company

    of Canada Limited

May 14, 1965

to the included yard trackage, nor the roadway connecting the main highway to the included parking areas and the roadways within the plantsite area. Housing which might be required for either temporary or permanent employees is not included. However, the cost of travel time and subsistence allowance where required has been included in our estimate of construction labor.

The cost of pumping water from the river to the plantsite to supply the water requirements of the plant is included. The costs of the power transmission lines and the natural gas pipeline required to serve the plant are included within the rates charged for those utilities by the Saskatchewan Power Corp.

Our estimated investment cost estimates, include allowances for the Saskatchewan Education and Health Tax, the Canadian Federal Sales Tax, and applicable import duties. We have made certain assumptions in calculating the taxes and duties. These assumptions are based on our past experience in Saskatchewan and on our best present knowledge, and are as follows:

1.	All equipment and materials used in the project—mine, shaft, and surface plant—are subject to the Saskatchewan Education and Health Tax of 4%.

2.	All equipment and materials used in the mine, shaft, hoisting facilities, and mine ventilation and heating facilities, are subject to the Federal Sales Tax of 11%.

3.	All surface plant buildings are subject to the Federal Sales Tax.

4.	All surface plant facilities not used directly for the production of potash are subject to the Federal Sales Tax. Included in this category are product loadout facilities, standby power generation, shop equipment, mobile equipment, lighting, space heating, office and laboratory equipment, etc.

5.	Surface plant equipment and materials used directly and exclusively for the production of potash are exempt from the Federal Sales Tax. (The ore and service hoists and mine ventilation and heating equipment are not included in this category but in Item 2, above.)

6.	All equipment and materials used in the mining and manufacture of potash are exempt from import duties.

AGRIUM
VANSCOY POTASH OPERATIONS
114

NO. OF SHEET -4-

The Consolidated Mining & Smelting Company

    of Canada Limited

May 14, 1965

7.	Ancillary equipment and materials not included in Item 6, above, are subject to import duties ranging to 22-1/2%. (In general, for items of this kind such as the fire pump, mobile equipment, etc., we have used Canadian prices rather than U. S. prices plus duty.)

Our direct operating cost estimates include supervision and clerical, product control, plant operating and maintenance labor, operating supplies, maintenance supplies, and utilities. They exclude all indirect costs, administrative and sales expense, income taxes, depreciation, interest, possible process royalties, and similar charges. A discussion of indirect operating cost and an example showing how they were estimated on a similar project was given in our letter of April 29, 1965 addressed to Mr. Robinson M. Porter.

We believe that our estimates of investment and direct operating costs for each of the two plants will prove to have an overall degree of accuracy of plus or minus ten percent for the investment costs and plus or minus fifteen percent for the operating costs. The estimates are based on current wage rates and material prices and include no allowance for escalation. We suggest that in your long range financial planning, a special contingency allowance be established by you to provide for possible changes in the national economy during the course of the project.

As stated in our letter of February 19, 1965, it is doubtful if an optimum potash process flowsheet could be designed to avoid all claims under existing potash process patents and patent applications. The treatment of potash ores has been, and continues to be, covered by an increasing number of unexpired patents and patent applications, both Canadian and U. S. None of these patents are owned or controlled by Stearns-Roger. Our function in preparing this engineering study for you has been to select, from all of the techniques which are known to us, those which we consider likely to be most suitable for use in the exploitation of your potash ore deposit. In doing so, we have made no deliberate attempt up to this point, either to use or avoid the use of techniques covered or alleged to be covered by Canadian or U. S. patents. At the present time we are in the process of studying the proposed flowsheet for known or suspected patent infringements. The results of this study will be transmitted to you in the near future.

We hope that we will have the continuing opportunity of working with you in the broad areas of overall time scheduling and economic evaluation (both for the mining and the processing plant) as well as the more specific areas of

AGRIUM
VANSCOY POTASH OPERATIONS
115

NO. OF SHEET -5-

The Consolidated Mining & Smelting Company

    of Canada Limited

May 14, 1965

process development, equipment selection, and the preparation of the final mining and processing plant designs, as these services are required in the orderly development of the overall project.

Very truly yours,

STEARNS-ROGER CANADA LIMITED

/s/ N. C. Croome
N. C. Croome, P. Eng.

STEARNS-ROGER CORPORATION

/s/ Philip R. Asel
Philip R. Asel Project Executive

/s/ J. A. Lorenz
J. A. Lorenz Project Manager

PRA

JAL/mc

AGRIUM
VANSCOY POTASH OPERATIONS
116

Illustration 28-4: SGS Certificate of Accreditation

SCOPE OF ACCREDITATION

SGS

SGS LAKEFIELD RESEARCH LIMITED—MINERALS SERVICES

P.O. Box 4300, 185 Concession Street

Lakefield, ON

K0L 2H0

Accredited Laboratory No. 184

(Conforms with requirements of CAN-P-1579, CAN-P-4E (ISO/IEC 17025:2005))

CONTACT:	Ms. Valerie Murphy
TEL:	(705) 652-2044
FAX:	(705) 652-2162
EMAIL:	val.murphy@sgs.com

CLIENTS SERVED:	All interested parties

FIELDS OF TESTING:	Chemical/Physical

PROGRAM SPECIALTY	Mineral Analysis
AREA:

ISSUED ON:	2009-03-26

VALID TO:	2013-03-06

METALLIC ORES AND PRODUCTS

Concentrates, Metallic Liquors and Other Process Products:

Metallic Ores:

Metal Powders

Precious Metals

Rocks and Ores

Sediments

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Minerals Analysis Testing:

Assay, Umpire assay work

Contract Settlement Assaying

Geotechnical Testing

Mineral Assaying

8.0.1; based on SGS-Lakefield Research	Extraction and Recovery of Diamonds by Caustic Dissolution

8.3.1; based on SGS-Lakefield Research	Preparation of mineral concentrated by size classification, gravity and magnetic separation, and chemical leaching

8.3.2; based on SGS-Lakefield Research	Extraction and Recovery of Diamond Indicator Minerals

8.5.1; based on Hutchison, 1974, Craig & Vaughan 1981, Ramhdor, 1986	Determination of Precious Metal Deportment in crushed ores, composites and metallurgical products using Mineralogical Techniques

8.8.1; based on Hutchison, 1974	Qualitative Mineral Identification By X-ray Diffraction Using Pulverized Grain Mounts

8.9.1; based on SGS-Lakefield Research	Selection and Identification of Diamonds

8.9.2; based on Hutchison, 1974	Selection and Identification of Diamond Indicator Minerals

9.11.1; based on ISO 9389	Preparation and Determination of Cobalt by Acid digestion; Titration and Atomic Absorption Spectrometry [Co, AAS]

9.11.12; based on Young 1971, ISO 12169; Hillebrand 1953	Preparation and Determination of Nickel by Electrogravimetry and Atomic Absorption Spectrometry [Ni, AAS]

9.11.15	Preparation and Determination of Silver in Concentrates and Ores by Acid Digest and Atomic Absorption Spectroscopy [Ag, AAS, HNO3, HCL, HCLO4, HF]

9.11.17; based on Young 1971; Hillebrand 1953

Preparation and Determination of Arsenic, Antimony, Selenium, Cadmium, Lead and Zinc in Ores and

Concentrates by Microwave Digest and Inductively

Coupled Plasma - Optical Emission Spectroscopy

[As, Sb, Se, Cd, Pb, Zn ICP-OES]

9.11.3; based on Hillebrand 1962; Young 1971	Preparation and Determination of Zinc by Acid digestion; Titration and Atomic Absorption Spectrometry [Zn, AAS]

9.11.4; based on ISO 13545	Preparation and Determination of Lead by Precipitation, Titration, Fusion and Atomic Absorption Spectrometry [Pb, AAS]

9.11.40; based on Hatch, 1972; SGS-Lakefield and Varian	Preparation and Determination of Mercury in Ores, Concentrates, Metallurgical and exploration samples by Strong Acid digest and Cold Vapour-Atomic Absorption Spectrometry [Hg, CV-AAS]

9.11.6; based on Young 1971; Scott 1939	Preparation and Determination of Total Copper by Short Iodide Titration and Atomic Absorption Spectrometry [Cu, AAS]

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9.11.62; based on Applied Inorganic Analysis and SGS-Lakefield Research	Preparation and Determination of Arsenic and Antimony in Ores and Concentrates by Strong Acid Digest and Inductively Coupled Plasma—Optical Emission Spectroscopy [As, Sb, ICP-OES]

9.11.69

Preparation and Determination of Antimony, Arsenic,

Bismuth, Iron, Lead, Nickel, Selenium, Silver, Tellurium

and Tin in Electrolytic copper cathode by Acid digestion followed by Graphite Furnace Atomic Absorption

Spectroscopy [Sb, As, Bi, Fe, Pb, Ni, Se, Ag, Te, Sn; GFAAS]

9.11.7; based on ISO 10469	Preparation and Determination of Total Copper by Electrogravimetry and Atomic Absorption Spectrometry [Cu; AAS]

9.11.70	Preparation and Determination of Total Molybdenum in Molybdenite and Ferromolybdenum by Separation, Precipitation and Gravimetric Finish [Mo]

9.11.8; based on Young 1971; Scott 1939	The Preparation and Determination of Iron in Ores, Concentrates and Metallurgical Products by Fusion, Separation and Titration [Fe, AAS]

9.25.11	Preparation and Determination of Uranium in Highly Mineralized Samples by Strong Acid Digest and ICP-MS (ores, concentrates and metallurgical test products) [U, ICP-MS]

9.3.1; based on Beamish & van Loon, 1977, Smith 1947	Preparation and Determination of Gold, Platinum and Palladium by Lead Fusion and Atomic Absorption Spectrometry [Au, Pt, Pd; AAS]

9.3.10	Preparation and Determination of Platinum, Palladium, Rhodium, Ruthenium and Iridium by Nickel Sulfide Fusion and Inductively Coupled Plasma—Mass Spectroscopy [Pt, Pd, Rh, Ru, Ir; ICP-MS]

9.3.13; based on Beamish and van Loon, 1977; Varian AAS	Preparation and Determination of Platinum, Palladium and Rhodium in Automotive and Petroleum Catalysts by Sodium Peroxide Fusion, Tellurium collection and Atomic Absorption Spectrometry [Pt, Pd, Rh; Na2O2; AAS]

9.3.14; based on Beamish and van Loon, 1977; Varian Vista	Preparation and Determination of Platinum, Palladium and Rhodium in Automotive and Petroleum Catalysts by Sodium Peroxide Fusion, Tellurium collection and Inductively Coupled Plasma—Optical Emission Spectroscopy [Pt, Pd, Rh; Na2O2; ICP-OES]

9.3.3; based on Beamish & van Loon, 1977, Smith, 1947	Preparation and Determination of Gold and Silver by Lead fusion, Gravimetric and Atomic Absorption Spectrometry [Au, Ag; AAS]

9.3.4; based on Beamish & van Loon, 1977; Bugbce 1938; Varian and SGS-Lakefield	Preparation and Determination of Gold, Platinum and Palladium by Lead Fusion and Inductively Coupled Plasma—Optical Emission Spectroscopy [Au, Pt, Pd; ICP-OES]

9.3.5; based on Beamish & van Loon, 1977; Varian AAS	Preparation and Determination of Gold in Party-Umpire Samples by Lead Fusion and Atomic Absorption Spectrometry [Au; AAS]

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9.4.40; based on Bock, 1971; Varian Vista Multi-Element

Preparation and Determination of Thirty (30) Elements in Highly Mineralized Samples by Strong Acid Digest and ICP-OES (ores, concentrates and metallurgical test products) [silver, Ag; aluminum, Al: arsenic, As; barium, Ba; beryllium, Be; bismuth, Bi; cadmium, Cd; calcium, Ca; chromium, Cr; cobalt, Co; copper, Cu; iron, Fe; potassium, K; lithium, Li; magnesium, Mg; manganese, Mn; molybdenum. Mo; sodium, Na; nickel. Ni; phosphorous, K; lead, Pb; antimony, Sb; selenium, Se; tin. Sn; strontium, Sr; thallium, Tl; titanium, Ti; vanadium, V; yttrium, Y; zinc. Zn; ICP-OES]

9.6.1; based on Claissc 1995; Rouseau 1990	Determination of Major Element Oxides, LOI and Rare Earth Oxides by Borate Fusion and Xray Fluorescence Spectrometry [SiO2, Al2O3, Fe2O3, MgO, CaO, Na2O, K2O, P2O5, MnO, TiO2, Cr2O3, La2O3. Ce2O3, Nd2O3, Pr2O3, Sm2O3, BaO, SrO, ZrO2, HfO2, Y2O3, Nb2O5,ThO2, Ta2O5, SnO, WO3, U3O8. V205; Co; Ni; LOI; XRF]

9.6.2; based on Bertin 1970; in-house	Determination of Arsenic, Tin, Antimony, Tantalium. Thorium and Uranium by Xray Fluorescence Spectrometry using Internal Standard Addition [As, Sn, Ta, Th, U; XRF]

9.6.6; based on Bertin, 1970; Willis 1995; Rouseau 1990	Determination of Base Metals (Copper, Nickel, Cobalt, Iron, Lead, Zinc, Chromium, Manganese and Molybdenum) in Sulphide Ores by Potassium Pyrosulfale Fusion and Xray Fluorescence Spectrometry [Cu, Ni, Co, Fe, Pb, Zn, Cr, Mn, Mo; XRF]

9.8.51; ln-house; Varian	Preparation and Determination of Refractory Metals (Aluminum, Beryllium, Calcium, Cadmium, Copper, Chromium, Iron, Magnesium, Manganese, Silicon, Tin, Titanium, Vanadium, Tungsten) in Geological Samples, Mill Products and Ores by Sodium Peroxide Fusion and Atomic Absorption Spectrometry [Al, Be, Ca, Cd, Cu, Cr, Fe, Mg, Mn, Si, Sn, Ti, V, W; AAS]

9.8.53	Preparation and Determination of Mercury in Ores, Geological Samples, Metallurgical samples by CETAC Cold Vapor Atomic Absorption Spectroscopy [Hg, CETAC CVAAS]

9.8.56; based on SGS-Lakefield; Varian AAS	Preparation and Determination of Low Level Metals (silver, bismuth, cadmium, cobalt, copper, indium, nickel, lead, zinc) in Metallurgical and Geological Samples by Triple Acid Digestion and Atomic Absorption Spectrometry [Ag, Bi, Cd, Co,Cu, In, Ni, Pb, Zn; AAS]

9.8.71; In-house; Varian AAS	Preparation and Determination of Cadmium, Cobalt, Copper, Iron, Nickel and Zinc in Acidic Metallurgical Process Solutions by Atomic Absorption Spectrometry [Cd, Co, Cu, Fe, Ni, Zn; AAS]

9.9.1; based on ASTM E1915-01	The Preparation and Determination of Sulfur and Carbon in Ores, Concentrates, Exploration, Metallurgical and Metal Samples by Combustion—Infrared Detection [S,

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C; IR]

Notes:

The physical sample preparation involving accredited test methods as listed on the scope of accreditation my be performed at SGS Minerals Services—Lakefield laboratory or at off site sample preparation locations that are monitored regularly for quality control and quality assurance practices.

CAN-P-4E (ISO/IEC 17025:2005): General Requirements for the Competence of Testing and Calibration Laboratories (ISO/IEC 17025: 2005)

CAN-P-1579 Guidelines for the Accreditation of Mineral Analysis Testing Laboratories

P. Paladino, P, Eng., Director, Conformity Assessment

Date: 2009-03-26

Number of Scope Listings: 37

SCC 1003-15/254

Partner File #0

Partner: SCC

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Illustration 28-5: Agrium Laboratory Quality Assurance Manual

Note the Manual is 60 pages therefore the title page and table of contents is presented here.

Laboratory Quality Assurance Manual

Original July 1990

Last Revision July 2003

Revised by: J.P. (John) DeCorby—Supervisor, Analytical Laboratory

Reviewed by: R.M. (Ross) Mireau—Quality Assurance Superintendent

D.A. (Alex) Cormode—Process Consultant

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1
Vanscoy Potash Operations Laboratory Quality Assurance Manual

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Table of Contents .....cont’d

2
Vanscoy Potash Operations Laboratory Quality Assurance Manual

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Preface

This Quality Assurance Manual has been prepared to ensure that Agrium’s customers receive consistent, high quality potash fertilizer products at a reasonable cost. Our purpose is to provide documentation to show that the planned and systematic actions carried out will provide the customer with adequate confidence in the services performed.

A Quality Assurance Manual will:

1.	Provide documentation to show that quality control procedures are established and implemented.

2.	Assure that the accountability of the analytical data is maintained.

3.	Facilitate the traceability of the analytical data to the analyst, method, and status of the analytical system at the time of analysis.

4.	Ensure that reasonable precautions will be taken to protect the data from loss, theft, or tampering

In essence, you may practice quality control, but without documentation, you have no quality assurance.

3
Vanscoy Potash Operations Laboratory Quality Assurance Manual

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Illustration 28-6: SRC Certificate of Accreditation

CERTIFICATE OF ACCREDITATION

Standards Council of Canada
Conseil canadien des normes

CERTIFICAT D'ACCRÉDITATION

Saskatchewan Research Council
GEOANALYTICAL LABORATORIES

125 - 15 Innovation Blvd., Saskatoon, Saskatchewan

having been assessed by the Standards Council of Canada (SCC) and found to conform with the requirements of ISO/IEC 17025:2005 (CAN-P-4E) and the conditions for accreditation established by SCC is hereby recognized as an

ACCREDITED TESTING LABORATORY

for the specific tests or types of tests listed in the scope of accreditation approved by SCC and found on the SCC website at www.scc.ca.

ayant fait l'objet d'une évaluation réalisée par le Conseil canadien des normes (CCN) et été jugé conforme aux exigences énoncées dans ISO/CEI 17025:2005 (CAN-P-4E) et aux conditions liées à l'accréditation établies par le CCN, est, en vertu du présent certificat, reconnu comme étant un

LABORATOIRE D'ESSAIS ACCRÉDITÉ

pour les essais ou types d'essais énumérés dans la portée d'accréditation approuvée par le CCN et figurant dans le site Web du CCN à www.ccn.ca.

Accredited laboratory number.: / Numéro de laboratoire accrédité : 537

Accreditation date: / Date d'accréditation : 2004-04-14

Issued on: / Délivré le : 2008-04-30

Expiry date: / Date d'expiration : 2012-04-14

Chairman (SCC) / Président (CCN)

This accreditation is the formal recognition of the technical competence of the laboratory, for the approved scope. In addition, this laboratory has demonstrated that they operate a quality management system (refer to the SCC website for the joint ISO-ILAC-IAF Communiqué dated 2005-06-18).

Cette accréditation est la reconnaissance officielle de la compétence technique du laboratoire pour la portée d'accréditation approuvée. Ce laboratoire a également prouvé qu'il gère un système de management de la qualité (voir le site Web du CCN pour le communiqué commun ISO-ILAC-IAF daté du 18 juin 2005).

This certificate is the property of the Standards Council of Canada (SCC) and must be returned on request; reproduction is prohibited except on written approval of the SCC.
Ce certificat est la propriété du Conseil canadien des normes (CCN) et doit lui être remis sur demande; toute reproduction est interdite sans l'autorisation écrite du CCN.

Canada

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Illustration 28-7: Sample Shipment Packing Slip

Agrium Inc..

PACKING SLIP

Agrium Mine Site

16 Agrium Road

Vanscoy , Sask.

S0L 3J0

306-683-1365

DATE: Sept. 24/09

Well Site: VPO samples from 700 cross-cut, 3600-7 & 3900 cross-cut

Samples Numbered

QUANTITY	DESCRIPTION

27	-potash samples -VPO 39-1 to VPO 39-23

18	-potash samples -#1- #/8 with footage intervals

19	-potash samples -VPO 700-1 to VPO 700-19

17	-potash samples -VPO 36-1 to VPO 36-17

Total: 81	Print signature [ILLEGIBLE] Date

Illustration 28-8: Shipment Receipt Notification

SRC Geoanalytical Laboratories

125—15 Innovation Blvd.

Saskatoon, Saskatchewan	Sep 24, 2009

S7N 2X8

Phone: (306) 933-8118

Fax: (306) 933-5656

Sample Shipment Receipt Notification

Agrium

13131 Lake Fraser Dr. SE.

Room 4616

Calgary, Alberta T2J7E8

A shipment was received on Sep 24, 2009 comprising of 2 pails. The sample(s) have been assigned group # G-2009-1376.

A complete sample number receipt verification shall be e-mailed when the samples are ready for processing.

Shipment Received by: Dinah Buhl

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Illustration 28-9: SRC Sample Receipt Notification

Geoanalytical Laboratories

Sample Receipt Report

Sep 24, 2009

Group # 09-1376

Agrium

13131 Lake Fraser Dr. SE.

Room 4616

Calgary, Alberta T2J7E8

The following is a record of sample numbers received, sorted in their respective radiation levels.

Potash samples with Radiation Level: Normal

#1	#2	#3	#4
#5	#6	#7	#8
#9	#10	#11	#12
#13	#14	#15	#16
#17	#18	VPO 13a	VPO 36 - 1
VPO 36 - 2	VPO 36 - 3	VPO 36 - 4	VPO 36 - 5
VPO 36 - 6	VPO 36 - 7	VPO 36 - 8	VPO 36 - 9
VPO 36 - 10	VPO 36 - 11	VPO 36 - 12	VPO 36 - 13
VPO 36 - 14	VPO 36 -15	VPO 36 - 16	VPO 36 - 17
VPO 39 - 1	VPO 39 - 2	VPO 39 - 3	VPO 39 - 4
VPO 39 - 5	VPO 39 - 6	VPO 39 - 7	VPO 39 - 8
VPO 39 - 9	VPO 39 -10	VPO 39 - 11	VPO 39 - 12
VPO 39 - 12 a	VPO 39 - 13	VPO 39 - 14	VPO 39 - 14 a
VPO 39 - 15	VPO 39 -15 a	VPO 39 - 16	VPO 39 - 17
VPO 39 - 18	VPO 39 -19	VPO 39 - 20	VPO 39 - 21
VPO 39 - 22	VPO 39 - 23	VPO 700 - 1	VPO 700 - 2
VPO 700 - 3	VPO 700 - 4	VPO 700 - 5	VPO 700 - 6
VPO 700 - 7	VPO 700 - 8	VPO 700 - 9	VPO 700 - 10
VPO 700 - 11	VPO 700 - 12	VPO 700 - 13	VPO 700 - 14
VPO 700 - 15	VPO 700 - 16	VPO 700 - 17	VPO 700 - 18
VPO 700 - 19

Number of Potash Normal samples was: 81

Total number of samples was: 81

EXTRA SAMPLE:

VPO 13a

Sample Receipt Report prepared by: Dinah Buhl	Page1 of 1

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Illustration 28-10: SRC Method Summary

SRC Geoanalytical Laboratories

Method: POT

Method Reference: The multi-element analysis of Potash samples by ICP-OES

Method Summary:

Basic Potash Exploration Package

Sample Preparation:

Rock samples are jaw crushed to 60% @ -2mm and 100-200g sub sample split out using a riffler. The sub sample is pulverized to 80% @ -100 microns using a puck and ring ginding mill. The pulp is then transferred to a labeled plastic snap top vial

Soluble digestion and ICP-OES analysis:

An aliquot of pulp is placed in a test-tube with 15 mis of 30°C Di water. The sample is shaken. The soluble solution is then analysed by ICP-OES. The method is suitable for the soluble analysis of potash samples for the determination of commercial potash (Sytvite). The analysis will not be suitable for the determination of insoluble salts minerals which may be present (e.g. Anhydrite, Kieserite).

Soluble Detection Limits (ICP-OES)

Element	DL	Element	DL	Element	DL
Al3O2	0.01%	Ag	0.2 ppm	Nd	1 ppm
CaO	0.01%	Ba	1 ppm	Nil	1 ppm
Fa2O3	0.01%	Be	0.2 ppm	Pb	1 ppm
K2O	0.01%	Cd	1 ppm	Pr	1 ppm
MgO	0.01%	Ce	1 ppm	Sc	1 ppm
MnO	0.01%	Co	1 ppm	Sm	1 ppm
Na2O	0.01%	Cr	1 ppm	Sn	1 ppm
P2O2	0.01%	Cu	1 ppm	Sr	1 ppm
S	0.01%	Dy	0.2 ppm	Ta	1 ppm
TiO2	0.01%	Er	0.2 ppm	Tb	1 ppm
		Eu	0.2 ppm	Th	1 ppm
		Ga	1 ppm	U	2 ppm
		Gd	1 ppm	V	1 ppm
		Hf	1 ppm	W	1 ppm
		Ho	1 ppm	Y	1 ppm
		La	1 ppm	Yb	0.1 ppm
		Li	1 ppm	Zr	1 ppm
		Mo	1 ppm	Zn	1 ppm
		Nb	1 ppm

K2O Soluble estimation of measurement uncertainty for the following ranges:

20.39%*1.0 wt %

40.93%*1.5 wt %

*60%*2.0 wt %

Na2O Soluble estimation of measurement uncertainty for the following ranges:

20.39%*1.0 wt %

40.59%*1.5 wt %

*60%*2.0 wt %

The reported uncertainty is expanded using a coverage factor k-2 for a level of confidence of approximately 95% assuring a normal distribution.

Quality Document : Method POT Summary Effective: 20 October 2000 Distribution of this document is uncontroliled

Illustration 28-11: Reserve—Resource Estimation Calculations

Tonnage Summary—KL 114-R

	Grade Estimated % K2O	% Insols	Mineral Reserves - Proven (Millions of Tonnes)	Mineral Reserves - Probable (Millions of Tonnes)	Measured Mineral Resources (Millions of Tonnes)	Indicated Mineral Resources (Millions of Tonnes)	Inferred Mineral Resources (Millions of Tonnes)
Technical Report—Unitized Area (Aug.31/09)	24.44	4.67	70.027		0.000	0.000	0.000
Technical Report—South Block (Aug.31/09)	24.90	4.83	54.097		77.075	35.925	125.113
Technical Report—North Expansion Block (Aug.31/09)	24.44	4.67	0.000		0.000	0.000	75.520

TECHNICAL REPORT TOTAL			124.125		77.075	35.925	200.633

Unitized Area	24.66	4.68	60.231	0.000	0.000	0.000	0.000
South Block	22.74	4.67	5.527	15.238	168.239	28.777	11.344
North Expansion Block	24.66	4.68	0.000	0.000	0.000	0.000	79.172
KP313	25.59	5.08	0.000	0.000	0.000	84.265	27.650

TOTAL	—	—	65.758	15.238	168.239	113.042	118.166

Mine Life Calculations—KL 114-R

*	Based on the inclusion of all Mineral Reserves, Measured Mineral Resources and Indicated Mineral Resources.

*	Utilizing ore supply tonnages of 5.9 mtpy to simulate 2.05 mtpy product (85% recovery, 24.6% ore grade, 60.5% product grade)

*	Utilizing ore supply tonnages of 7.9 mtpy to simulate 2.80 mtpy product (87% recovery, 24.6% ore grade, 60.5% product grade)

At 5.9 mtpy ore capacity (2.0 mtpy product):	61	years	(Technical Report = 40 years	)
At 7.9 mtpy ore capacity (3.0 mtpy product):	46	years	(Technical Report = 26 years	)

*	Based on the inclusion of all Mineral Reserves, Measured Mineral Resources, Indicated Mineral Resources and Inferred Mineral Resources.

*	Utilizing ore supply tonnages of 5.9 mtpy to simulate 2.05 mtpy product (85% recovery, 24.6% ore grade, 60.5% product grade)

*	Utilizing ore supply tonnages of 7.9 mtpy to simulate 2.80 mtpy product (87% recovery, 24.6% ore grade, 60.5% product grade)

At 5.9 mtpy ore capacity (2.0 mtpy product):	81	years	(Technical Report = 73 years	)
At 7.9 mtpy ore capacity (3.0 mtpy product):	61	years	(Technical Report = 49 years	)

Prepared by EDS

January 18, 2012

Vanscoy Office

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Unitized Area

Resource / Reserve Calculations

Calculation Factors:
Density	2 tonnes/cubic metre
Mining Height (11’)	3.35 m
Acre	4046.85642 square metres
Historical Extraction Ratio	27.9%

Tonnage Calculations:
TOTAL UNITIZED AREA:
Total Enclosed Area	127,366,423.00 (from Technical Report)
Total Enclosed Volume	426,677,517.05
Total Enclosed Tonnage	853,355,034.10

Comments: No change from 2009 issued 43-101 Technical Report.

AREAS REMOVED FROM WITHIN UNITIZED AREA:

Total Enclosed Area	29,283,047.28
Total Enclosed Volume	98,098,208.39
Total Enclosed Tonnage	196,196,416.78

Comments: Increased to Include areas of known water issues west of Waterhole and area between 700 block extraction and eastern lease boundary. Areas in 550 block (south of SE 120) were adjusted based on actual attainment.

Mineral Rights Issues:

- NONE. Unitization of the area has secured all freehold mineral rights contained under a contract.

MINING WITHIN UNITIZED AREA:

Total Mined Tonnage	123,115,964.98	- from monthly and annual calculations breaking down production between the unitized area and outside of it (“Historical Annual Tonnage Breakdown-Jan5.12.xls”) (all from reserves)

ESTIMATED RESERVES REMAINING:
Inferred Resources	—	- from total tonnes remaining, including historical extraction rate
Indicated Resources	—	- from total tonnes remaining, including historical extraction rate
Measured Resources	—	- from total tonnes remaining, including historical extraction rate
Proven Reserves	60,231,289.25	- from total tonnes remaining, including historical extraction rate
Probable Reserves	—	- from total tonnes remaining, including historical extraction rate

Total Tonnage	60,231,289.25

= (TOTAL TONNES—TONNES REMOVED—MINERAL RIGHTS ISSUES) X Historical Extraction—PAST MINING

Definitions

Total Enclosed Area: determined in Vulcan from the “Area” function associated with the polygon of interest

Total Enclosed Volume: calculated using the area resulting from above and the mining height

Total Enclosed Tonnage: calculated using the volume resulting from above and the density

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South Block

Resource / Reserve Calculations

Calculation Factors:

Density	2	tonnes/cubic metre
Mining Height (11’)	3. 35	m
Acre	4046.85642	square metres
Historical Extraction Ratio	27.9%

Tonnage Calculations:

TOTAL SOUTH BLOCK:

Classification	Total	Proven Reserves	Probable Reserves	Measured Resources	Indicated Resources	Inferred Resources
Total Enclosed Area	177,735,260.12	5,302,771.73	16,715,921.00	122,258,792.00	22,672,733.47	7,435,886.00
Total Enclosed Volume	595,413,121.40	17,764,285.30	55,998,335.35	409,586,953.20	75,953,657.12	24,910,218.10
Total Enclosed Tonnage	1,190,826,242.80	35,528,570.59	111,996,670.70	819,133,906.40	151,907,314.25	49,820,436.20

Comments: Reclassification due to 14 exploration holes drilled in 2011. Initial area from 2009 Technical Report.

AREAS REMOVED FROM WITHIN SOUTH BLOCK:

Seismic/Experience Related:

Classification	Total	Proven Reserves	Probable Reserves	Measured Resources	Indicated Resources	Inferred Resources
Total Enclosed Area	46,366,758.60	152.693.96	5,311,121.00	32,257.586.00	7,278,282.64	1,367,075.00
Total Enclosed Volume	155,328,641.32	511,524.77	17,792,255.35	108,062,913.10	24,382,246.85	4,579,701.25
Total Enclosed Tonnage	310,657,282.64	1,023,049.55	35,584,510.70	216,125,826.20	48,764,493.69	9,159,402.50

Comments: Removing all tonnes associated with Type 1 and Type 2 collapses and 1100m buffers around Vancsoy.

Mineral Rights Issues:

-All mineral rights in the South Block have been secured.

Classification	Total Freehold	Total Freehold Unsecured	Total Freehold Secured	Total Area To Remove	Total Tonnage to Remove
From Inferred Resources	367,056.57	—	367,056.57	—	—
From Indicated Resources	2,954,308.16	—	2.954,308.16	—	—
From Measured Resources	12,487,099.27	—	12,487,099.27	—	—
From Probable Reserves	1,051,740.01	—	1,051,740.01	—	—
From Proven Reserves	—	—	—	—	—

Total Freehold Area	16,860,204.01	—	16,860,204.01	—	—

Comments: Have taken areas directly from Vulcan, instead of calculating as in the 2009 Technical Report.

MINING WITHIN SOUTH BLOCK:

Total Mined Tonnage	10,181,492.00	(all from reserves)	-from monthly and annual calculations breaking down production between the unitized area and outside of it (“Historical Annual Tonnage Breakdown-Jan5.12.xls”). The breakdown between proven and probable is done in this worksheet on the “SB_PROVEN PROBABLE” tab
Mined Tonnage within	6,081,203.00
Probable Reserve
Mined Tonnage within	4,100,289.00
Proven Reserve

ESTIMATED RESOURCES / RESERVES REMAINING:

Inferred Resources	11,344,428.40	-from total tonnes remaining, including historical extraction rate
Indicated Resources	28,776,846.93	-from total tonnes remaining, including historical extraction rate
Measured Resources	168,239,254.38	- from total tonnes remaining, including historical extraction rate
Probable Reserves	15,237,789.64	- from total tonnes remaining, including historical extraction rate
Proven Reserves	5,526,751.37	- from total tonnes remaining, including historical extraction rate

Total Tonnage	229,125,070.72

= (TOTAL TONNES—TONNES REMOVED—MINERAL RIGHTS ISSUES) X Historical Extraction—PAST MINING

Definitions:

Total Enclosed Area: determined in Vulcan from the “Area” function associated with the polygon of interest

Total Enclosed Volume: calculated using the area resulting from above and the mining height

Total Enclosed Tonnage: calculated using the volume resulting from above and the density

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North Expansion Block

Resource / Reserve Calculations

Calculation Factors:

Density	2	tonnes/cubic metre
Mining Height (11’)	3.3528	m
Acre	4046.85642	square metres
Historical Extraction Ratio	27.9%

Tonnage Calculations:

TOTAL NORTH EXPANSION BLOCK:

Classification	Total	Reserves	Measured Resources	Indicated Resources	Inferred Resources
Total Enclosed Area	72,080,934.41	—	—	—	72,080,934.41
Total Enclosed Volume	241,672,956.89	—	—	—	241,672,956.89
Total Enclosed Tonnage	483,345,913.78	—	—	—	483,345,913.78

Comments: Classification inclusion change from 2009 43-101 Technical Report. Re-assayed existing drill hole and have issued plans/schedule to complete drilling over remaining area.

AREAS REMOVED FROM WITHIN NORTH EXPANSION BLOCK:

Seismic/Experience Related:
Total Enclosed Area	0 not applicable
Total Enclosed Volume	0
Total Enclosed Tonnage	0
Comments: No change from 2009 issued 43-101 Technical Report.

Mineral Rights Issues:

- The majority of mineral rights remain unsecured in this area. Only the Netherlands Investment Corporation rights have been converted. These are shown in the table below.

Classification	Total	Total Secured Mineral Rights	Total Area To Remove	Total Tonnage to Remove
From Interred Resources	30,412,812.12	650,095.70	29,762,716.42	199,576,871.23
From Indicated Resources	—	—	—	—
From Measured Resources	—	—	—	—
From Proven/Probable Reserves	—	—	—	—

Total Freehold Area	30,412,812.12	650,095.70	29,762,716.42	199,576,871.23

Comments: Have taken areas directly from Vulcan, instead of calculating as in the 2009 Technical Report. Additional freehold holdings were discovered in the process of leasing mineral rights (commenced in 2010).

MINING WITHIN NORTH EXPANSION BLOCK:

Total Mined Tonnage	0—not applicable
Comments: No change from 2009 issued 43-101 Technical Report.

ESTIMATED RESOURCES REMAINING:

Inferred Resources	79,171,562.87	-from total tonnes remaining, including historical extraction rate
Indicated Resources	—	- from total tonnes remaining, including historical extraction rate
Measured Resources	—	- from total tonnes remaining, including historical extraction rate
Proven Reserves	—	- from total tonnes remaining, including historical extraction rate
Probable Reserves	—	- from total tonnes remaining, including historical extraction rate

Total Tonnage	79,171,562.87

Definitions:

Total Enclosed Area: determined in Vulcan from the “Area” function associated with the polygon of interest

Total Enclosed Volume: calculated using the area resulting from above and the mining height

Total Enclosed Tonnage: calculated using the volume resulting from above and the density

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KP 313

Resource / Reserve Calculations

Calculation Factors:

Density	2	tonnes/cubic metre
Mining Height (11’)	3.35	m
Acre	4046.85642	square metres
Historical Extraction Ratio	27.9%

Tonnage Calculations:

TOTAL KP 313:

Classification	Total	Proven Reserves	Probable Reserves	Measured Resources	Indicated Resources	Inferred Resources
Total Enclosed Area	266,052,002	—	—	—	49,201,213.58	17,293,471.17
Total Enclosed Volume	891,274,206.70	—	—	—	164,824,065.49	57,933,128.43
Total Enclosed Tonnage	1,782,548,413.40	—	—	—	329,648,130.98	115,866,256.85

Comments: The sum of indicated & inferred Resources do not equal the total area of KP 313, because not all of the area is yet classified as a resource.

AREAS REMOVED FROM WITHIN KP 313:

Seismic/Experience Related:

Classification	Total	Proven Reserves	Probable Reserves	Measured Resources	Indicated Resources	Inferred Resources
Total Enclosed Area	3,017,001.85	—	—	—	1,700,046.33	1,316,955.52
Total Enclosed Volume	10,106,956.21	—	—	—	6,695,155.20	4,411,801.01
Total Enclosed Tonnage	20,213,912.42	—	—	—	11,390,310.40	8,823,602.01

Comments: Removing all tonnes associated with Type 1 and Type 2 collapses. Areas are based on 2D seismic and will most likely change once 3D is shot.

Mineral Rights Issues:

- Mineral rights in KP 313 are in the process of being secured, but not all are.

Classification	Total Freehold	Total freehold Unsecured	Total Freehold Secured	Total Area To Remove	Total Tonnage to Remove
From Inferred Resources	1,512,289.53	1,185,026.03	327,263.51	1,185,026.03	7,939,674.39
From Indicated Resources	2,422,868.02	2,422,868.02	—	2,422,868.02	15,233,215.70
From Measured Resources	—	—	—	—	—
From Probable Reserves	—	—	—	—	—
From Proven Reserves	—	—	—	—	—

Total Freehold Area	3,935,157.55	3,607,894.04	327,263.51	3,607,894.04	24,172,890.09

Comments: Have taken areas directly from Vulcan.

MINING WITHIN KP 313:

Total Mined Tonnage	- (no mining activity)

ESTIMATED RESOURCES / RESERVES REMAINING:

Inferred Resources	27,649,731.54	- from total tonnes remaining, including historical extraction rate
Indicated Resources	84,264,864.76	- from total tonnes remaining, including historical extraction rate
Measured Resources	—	- from total tonnes remaining, including historical extraction rate
Proven Reserves	—	- from total tonnes remaining, including historical extraction rate
Probable Reserves	—	- from total tonnes remaining, including historical extraction rate

Total Tonnage	111,914,596.31

= (TOTAL TONNES - TONNES REMOVED - MINERAL RIGHTS ISSUES) x Historical Extraction - PAST MINING

Definitions:

Total Enclosed Area: determined in Vulcan from the “Area” function associated with the polygon of interest

Total Enclosed Volume: calculated using the area resulting from above and the mining height

Total Enclosed Tonnage: calculated using the volume resulting from above and the density

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Illustration 28-12: Vulcan Block Models

NORTH EXPANSION BLOCK
ASQUITH
SASKATOON
HWY 14
CPR
CNR
HWY 673
HWY 672
UNITIZED BLOCK
CNR
HWY 7
HWY 60
MOON LAKE
VANSCOY
VANSCOY RD
SOUTH BLOCK
DELISLE
PIKE LAKE
HWY 766
CNR
HWY 7
HWY 673
CNR
Agrium
VANSCOY POTASH OPERATIONS
K20 INVERSE DISTANCE ESTIMATE - HISTORIC
DATE: 15-Oct-2009
SCALE: 1:175000
4000 0 2000 4000 6000 8000 10000
Metres
K20
-99. 0.
5. 10.
10. 15.
17. 19.
19. 21.
23. 27.
27. 29.
29. 35.
35. 40.
LEGEND
LEASE AREA KL-114
UNITIZED AREA
HIGHWAYS
RAILWAYS
COLLAPSES
RIVERS & LAKES
CITIES, TOWNS, VILLAGES

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SASKATOON
HWY 16
CPR
CNR
HWY 672
HWY 673
HWY 7
HWY 60
VALLEY RD
RICE
LAKE
MOON LAKE
PIKE LAKE
DELISLE
VANSCOY
Agrium
VANSCOY POTASH OPERATIONS
South Block
Drillholes Contributing to K20 Estimate
DATE: 19-Jan-2012
SCALE: 1:200000
4000 0 2000 4000 6000 8000 10000
Metres
K20
LEGEND
LEASE AREA KL 114-R
UNITIZED AREA
KP 313 PERMIT
HIGHWAYS
RAILWAYS
COLLAPSES
RIVERS & LAKES
CITIES, TOWNS, VILLAGES

AGRIUM
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137

SASKATOON
CPR
CNR
HWY 14
HWY 672
HWY 673
HWY 7
HWY 766
HWY 60
VALLEY RD
RICE LAKE
MOON LAKE
PIKE LAKE
VANSCOY
DELISLE
Agrium
VANSCOY POTASH OPERATIONS
KP 313
Drillholes Contributing to K20 Estimate
DATE: 19-Jan-2012
SCALE: 1:200000
4000 0 2000 4000 6000 8000 10000
Metres
K20
-99. 0.
0. 10.
10. 15.
15. 17.
19. 21.
27. 29.
38. 40.
40. 45.
LEGEND
LEASE AREA KL 114-R
UNITIZED AREA
KP 313 PERMIT
HIGHWAYS
RAILWAYS
COLLAPSES
RIVERS & LAKES
CITIES, TOWNS, VILLAGES

AGRIUM
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138